Table of Contents

As filed with the Securities and Exchange Commission on November 6, 2024

Registration No. 333-276817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sunshine Biopharma Inc.

(Exact name of registrant as specified in its charter)

Colorado	8731	20-5566275
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Las Olas Way, CU4 Suite 433

Fort Lauderdale, FL 33301

(954) 330-0684

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dr. Steve N. Slilaty

333 Las Olas Way, CU4 Suite 433

Fort Lauderdale, FL 33301

(954) 330-0684

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

212-930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 6, 2024

12,934,062 Shares of Common Stock

Sunshine Biopharma Inc. is offering 12,394,062 shares of common stock. The shares are issuable upon exercise of outstanding Series B Warrants which were issued in our public offering that closed on February 15, 2024, have a current exercise price of $2.7879, and expire February 15, 2029. The number of shares underlying the Series B Warrants and exercise price are subject to further adjustment.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “SBFM.” The last reported sale price of our common stock on Nasdaq on November 5, 2024 was $2.86 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Public offering price(1)	$2.7879	$36,058,871
Proceeds before expenses(2)	$2.7879	$36,058,871

(1)	Represents current exercise price of the Series B Warrants.
(2)	Assumes the exercise of all of the outstanding Series B Warrants for cash at the current exercise price. There is no assurance any outstanding Series B W Warrants will be exercised.

The date of this prospectus is          , 2024

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 3, and the financial statements and related notes included in this prospectus.

All share information in this prospectus gives effect to the 1-for-100 reverse split of the Company’s common stock completed on April 17, 2024, and 1-for-20 reverse split of the Company’s common stock completed on August 8, 2024, unless otherwise indicated.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Sunshine Biopharma,” or the “Company” refer to Sunshine Biopharma, Inc. and its wholly owned subsidiaries.

Overview

We are a pharmaceutical company offering and researching life-saving medicines in a wide variety of therapeutic areas, including oncology and antivirals. We operate two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio consisting of 63 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

In addition, we are conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA targeted for liver cancer, (ii) SBFM-PL4, a PLpro protease inhibitor for SARS Coronavirus infections, and (iii) Adva-27a for pancreatic cancer. Development of the latter has been paused pending further analysis of unfavorable in vitro results obtained in the second half of 2023.

About this Offering

On February 13, 2024, we entered into an underwriting agreement with Aegis Capital Corp. (“Aegis”), in connection with a firm commitment underwritten public offering of 35,714 Units, consisting of (i) 13,214 common units (“Common Units”), each consisting of one share of common stock of the Company, 0.1 of a Series A Warrant to purchase one share of common stock at an initial exercise price of $4,200 per share or pursuant to an alternative cashless exercise option (described below), which warrant would expire two-and-a-half years from the closing of the offering, and 0.2 of a Series B Warrant (together with the Series A Warrants, the “Warrants”) to purchase one share of common stock at an exercise price of $4,760 per share, which warrant will expire on the five-year anniversary of the closing of the offering; and (ii) 22,500 Pre-Funded Units (the “Pre-Funded Units” and together with the Common Units, the “Units”), each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) to purchase one share of common stock, 0.1 of a Series A Warrant and 0.2 of a Series B Warrant. The purchase price of each Common Unit was $280, and the purchase price of each Pre-Funded Unit was $278. The Pre-Funded Warrants were immediately exercisable, had an exercise price of $2.00 per share could be exercised at any time until all Pre-Funded Warrants were exercised in full.

In addition, we granted the underwriter a 45-day option to purchase up to an additional to purchase up to an additional 15% of the total number of shares of common stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants sold in the offering, solely to cover overallotments, if any.

The offering closed on February 15, 2024. The aggregate gross proceeds to us were approximately $10.0 million, before deducting underwriting discounts and other expenses payable by the Company. On February 15, 2024, the underwriter also partially exercised its over-allotment option with respect to 415 Series A Warrants and 830 Series B Warrants.

Under the underwriting agreement, we were required to and received stockholder approval (the “Warrant Stockholder Approval”) for certain provisions of the Warrants to become effective.

We have no remaining outstanding Series A Warrants.

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The Series B Warrants are exercisable, at the option of each holder, any time a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act of 1933, as amended the “Securities Act”) is effective and available for the issuance of such shares, by delivery of an exercise notice and payment in full for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not effective, the holder may elect to exercise the Series B Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant.

Subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series B Warrants then in effect, the exercise price of the Series B Warrants will be reduced to such price (which was subject to a floor of $0.10 prior to the Warrant Stockholder Approval), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Since receipt of the Warrant Stockholder Approval, if at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price of the Series B Warrants then in effect, then the exercise price of the Series B Warrants would be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

There are currently 12,934,062 Series B Warrants outstanding at a current exercise price of $2.7879, subject to further adjustment.

This prospectus covers the 12,934,062 shares of common stock issuable upon exercise of the outstanding Series B Warrants.

We are filing this post-effective amendment to Form S-1 so that the remaining outstanding Series B Warrants may only be exercised for cash.

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RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Our Business

We have incurred losses and may never achieve profitability

We have an accumulated deficit of $66,881,562 as of September 30, 2024. We incurred a net loss of $2,975,904 for the nine months ended September 30, 2024,and a net loss of $4,506,044 for the year ended December 31, 2023. We may never achieve profitability.

We are subject to the significant risks associated with the generic pharmaceutical business

Since our acquisition of Nora Pharma in October 2022, we have generated revenues primarily through sales of generic pharmaceutical products in Canada, and we expect this to remain the case for the foreseeable future. Generic pharmaceuticals are, as a general matter, significantly less profitable than innovative medicines.

In recent years, the generic pharmaceutical business has experienced increased volatility in volumes due in large part to global supply chain issues and the COVID-19 pandemic. In 2022, the global economy was continuing to recover from the impacts of the COVID-19 pandemic and also began experiencing additional macroeconomic pressures such as rising inflation and disruptions to the global supply chain, in part resulting from the ongoing conflict between Russia and Ukraine. We may experience supply discontinuities due to macroeconomic issues, regulatory actions, including sanctions and trade restrictions, labor disturbances and approval delays, which may impact our ability to timely meet demand in certain instances. These adverse market forces have a direct impact on our overall performance. Any such disruptions could have a material adverse impact on our business and our results of operation and financial condition.

Other risks associated with our generic pharmaceutical business include:

•

Current macroeconomic conditions are becoming increasingly less stable due to the war in Ukraine, and tensions in the Middle and

Far East. Destabilized macroeconomics conditions pose a serious threat to supply chains around the world including those for the generic pharmaceutical business. Nearly all of Nora Pharma’s generic drugs are manufactured outside Canada and the United States and could experience disruptions which would adversely affect our main source of revenue.

•

Supply chains discontinuities due to other issues, including unforeseen regulatory actions, economic sanctions, trade restrictions,

labor disturbances and approval delays, may impact our ability to timely meet customer demand in certain instances. These adverse market forces would have a direct impact on our ability to achieve our sales projections.

•

A significant portion of Nora Pharma’s revenues are derived from relatively few key customers, and any financial difficulties experienced by a single key customer, or any delay in receiving payments from such a customer, could have a material adverse effect on Nora Pharma’s business, financial condition, and results of operations.

•

If Nora Pharma encounters difficulties in executing launches of new products, it may not be able to offset the increasing price erosion on existing products resulting from pricing pressures and accelerated generics approvals for competitors. Such unsuccessful launches can be caused by many factors, including delays in regulatory approvals, lack of operational or clinical readiness or patent litigation. Failure or delays to execute launches of new generic products could have a material adverse effect on Nora Pharma’s business and its ability to realize projected sales.

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Sales of our generic products may be adversely affected by the drug regulatory environment in Canada

Currently we sell our generic drugs only in Canada. Our net sales may be affected by fluctuations in the buying patterns of our customers resulting from government lead pricing pressures and other factors. Our generic sales in Canada are done via retail pharmacies, pharmacy channels, distributors, and wholesalers. Pricing pressures in Canada represent the highest risk due to ongoing and unresolved negotiations between the pharmaceutical industry and the federal government. These together with the fact that a significant portion of our revenues is derived from relatively few key customers, any financial difficulties experienced by a single key customer, or any delay in receiving payments from such a customer, could have a material adverse effect on our business, financial condition, and results of operations.

Our revenues and profits from generic products may decline as a result of competition from other pharmaceutical companies and changes in regulatory policy

Our generic drugs face intense competition. Prices of generic drugs may, and often do, decline, sometimes dramatically, especially as additional generic pharmaceutical companies receive approvals and enter the market for a given product and competition intensifies. Consequently, our ability to sustain our sales and profitability on any given product over time is affected by the number of companies selling such product, including new market entrants, and the timing of their approvals.

Furthermore, brand pharmaceutical companies continue to manage products in a challenging environment through marketing agreements with payers, pharmacy benefits managers and generic manufacturers. For example, brand companies often sell or license their own generic versions of their products, either directly or through other generic pharmaceutical companies (so-called “authorized generics”). No significant regulatory approvals are required for authorized generics, and brand companies do not face any other significant barriers to entry into such market. Brand companies may seek to delay introductions of generic equivalents through a variety of commercial and regulatory tactics. These actions may increase the costs and risks of our efforts to introduce generic products and may delay or prevent such introduction altogether.

We may experience delays in launching our new generic products

If we cannot execute timely launches of new products, we may not be able to offset the increasing price erosion on existing products resulting from pricing pressures and accelerated generics approvals for competing products. Such unsuccessful launches can be caused by many factors, including delays in regulatory approvals, lack of operational or clinical readiness or patent litigation. Failure or delays to execute launches of new generic products could have a material adverse effect on our business, financial condition, and results of operations.

We may not receive required regulatory approval for any of our non-generic pharmaceutical product candidates

We have not received approval for any of our proprietary (non-generic) drug development operations product candidates from the FDA. Any compounds we discover or in-license will require extensive and costly development, preclinical testing and clinical trials prior to seeking regulatory approval for commercial sales. Our most advanced product candidate, K1.1 mRNA and our potential Covid-19 treatment in development may never be approved for commercial sale. We have not made any filings to date with the FDA or other regulatory bodies in other jurisdictions. The time required to attain product sales and profitability is lengthy and highly uncertain. If we fail to obtain required regulatory approvals for our pharmaceutical product candidates, our business will be materially harmed.

As we have no approved non-generic pharmaceutical products on the market, we do not expect to generate significant revenues from non-generic pharmaceutical product sales in the foreseeable future, if at all

To date, we have no approved non-generic pharmaceutical products on the market and have generated product revenues solely from our OTC supplements operations and generic pharmaceutical product sales. We have funded our operations primarily from sales of our securities. We have not received, and do not expect to receive for at least the next three to four years, if at all, any revenues from the commercialization of our non-generic pharmaceutical product candidates. To obtain revenues from sales of such pharmaceutical product candidates we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for manufacturing, marketing and distributing drugs with commercial potential. We may never succeed in these activities, and we may not generate sufficient revenues to continue our business operations or achieve profitability.

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We will require additional funding to satisfy our future capital needs, which may not be available

We will require significant additional funding in large part due to our research and development expenses, future preclinical and clinical testing costs, and insufficient sales revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. If we cannot raise additional funds, we may be required to reduce our capital expenditures, scale back product development programs, reduce our workforce and license to others products or technologies that we may otherwise be able to commercialize. We are currently unable to project when or whether our operations will generate positive cash flow.

Any additional equity securities we issue or issuances of debt we may enter into or undertake may have rights, preferences or privileges senior to those of existing holders of common stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates or grant licenses on terms that are not favorable to us.

The FDA may change its approval policies or requirements, or apply interpretations to its policies or requirements, in a manner that could delay or prevent commercialization of K1.1 mRNA or our potential Covid-19 treatment in development

Regulatory requirements may change in a manner that requires us to conduct additional clinical trials, which may delay or prevent commercialization of our K1.1 mRNA and potential Covid-19 treatment in development. We cannot provide any assurance that the FDA will not require us to repeat existing studies or conduct new or unforeseen experiments in order to demonstrate the safety and efficacy of any product candidate before considering the approval of such product candidates.

Our business would be materially harmed if we fail to obtain FDA approval for our pharmaceutical product candidates

We anticipate that our ability to generate significant product revenues from our drug development business will depend on the successful development and commercialization of K1.1 mRNA or our potential Covid-19 treatment in development. The FDA may not approve in a timely manner, or at all, any of our drug candidates. If we are unable to submit a new drug application for our product candidates, we will be unable to commercialize such products and our business will be materially harmed. The FDA imposes substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and may vary substantially based upon the type and complexity of the pharmaceutical product. Our product candidates are novel compounds or new chemical entities, which may further increase the time required for satisfactory testing procedures.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flow

We may be forced to incur costs and expenses in connection with defending ourselves with respect to litigation and the payment of any settlement or judgment in connection therewith if there is an unfavorable outcome. The expense of defending litigation may be significant. The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations and cash flows.

If we are unable to attract and retain qualified scientific, technical, and key management personnel, or if our key executive, Dr. Steve N. Slilaty, discontinues his employment with us, it may delay our research and development efforts

We rely on the services of Dr. Slilaty for strategic and operational management, as well as for scientific and/or medical expertise in the development of our products. The loss of Dr. Slilaty would result in a significant negative impact on our ability to implement our business plan. The loss of Dr. Slilaty will also significantly delay or prevent the achievement of our business objectives.

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Our business exposes us to potential product liability risks and we may be unable to acquire and maintain sufficient insurance to provide adequate coverage against potential liabilities

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of our products by our customers exposes us to the possibility of product liability claims and possible adverse publicity. These risks will increase to the extent our pharmaceutical product candidates receive regulatory approval and are commercialized. We currently have product liability insurance for our generic drugs and OTC products and we plan to obtain product liability insurance in connection with clinical trials of our pharmaceutical product candidates in the near future. However, our current and future product liability insurance may not provide adequate protection against potential liabilities. On occasion, juries have awarded large judgments in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim, or series of claims brought against us would decrease our cash reserves and could cause our stock price to fall significantly.

We face regulation and risks related to hazardous materials and environmental laws, violations of which may subject us to claims for damages or fines that could materially affect our business, cash flows, financial condition and results of operations

Our research and development activities involve the use of controlled and/or hazardous materials and chemicals. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result, and the liability could have a material adverse effect on our business, financial condition, and results of operations. We are also subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or be required to suspend or modify our operations. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.

Third party manufacturers may not be able to manufacture our pharmaceutical product candidates, which would prevent us from commercializing our product candidates

If any of our pharmaceutical product candidates is approved by the FDA or other regulatory agencies for commercial sale, we will need third parties to manufacture the product in larger quantities. If we are able to reach an agreement with any collaborator or third-party manufacturer in the future, of which there can be no assurance due to factors beyond our control, these collaborators and/or third-party manufacturers may not be able to increase their manufacturing capacity for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to increase the manufacturing capacity for a product candidate successfully, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our product candidates require precise, high-quality manufacturing. The failure of collaborators or third-party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

If we are unable to establish sales and marketing capabilities for our pharmaceutical product candidates or enter into agreements with third parties to sell and market any such products we may develop, we may be unable to generate revenues from our non-generic pharmaceutical business

We do not currently have product sales and marketing capabilities for our non-generic pharmaceutical operations. If we receive regulatory approval to commence commercial sales of any of our pharmaceutical product candidates, we will have to establish a sales and marketing organization with appropriate technical expertise and distribution capabilities or make arrangements with third parties to perform these services in other jurisdictions. If we receive approval in applicable jurisdictions to commercialize any of our pharmaceutical products candidates, we intend to engage additional pharmaceutical or health care companies with existing distribution systems and direct sales organizations to assist us in North America and throughout the world. We may not be able to negotiate favorable distribution partnering arrangements, if at all. To the extent we enter into co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and will not be under our control. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, our ability to generate product revenues, and become profitable, would be severely limited.

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Even if we obtain required US and foreign regulatory approvals, as applicable, factors that may inhibit our efforts to commercialize our pharmaceutical product candidates without strategic partners or licensees include:

•	difficulty recruiting and retaining adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to, or persuade adequate numbers of, physicians to prescribe our products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage against companies with broader product lines; and
•	unforeseen costs associated with creating an independent sales and marketing organization.

Even if we successfully develop and obtain approval for our proprietary drug product candidates, our business will not be profitable if such products do not achieve and maintain market acceptance

Even if our proprietary drug product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of our approved product candidates by physicians, healthcare professionals, patients and third-party payors, and our resulting profitability and growth, will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;
•	relative convenience and ease of administration;
•	the prevalence and severity of any adverse side effects;
•	the availability of alternative treatments;
•	the details of FDA labeling requirements, including the scope of approved indications and any safety warnings;
•	pricing and cost effectiveness;
•	the effectiveness of our or our collaborators' sales and marketing strategy;
•	our ability to obtain sufficient third-party insurance coverage or reimbursement; and
•	our ability to have the product listed on insurance company formularies.

If our proprietary drug product candidates achieve market acceptance, we may not maintain that market acceptance over time if new products or technologies are introduced that are received more favorably or are more cost effective. Complications may also arise, such as development of new know-how or new medical or therapeutic capabilities by other parties that render our product obsolete.

Because the results of preclinical studies for our preclinical product candidates are not necessarily predictive of future results, our pharmaceutical product candidates may not have favorable results in later clinical trials or ultimately receive regulatory approval

Our proprietary drug product candidates have not been tested in clinical trials. Positive results from preclinical studies are no assurance that later clinical trials will succeed. Preclinical studies are not designed to establish the clinical efficacy of our preclinical product candidates. We will be required to demonstrate through clinical trials that our product candidates are safe and effective for use before we can seek regulatory approvals for commercial sale. There is typically an extremely high rate of failure as product candidates proceed through the various phases of clinical trials. If our product candidates fail to demonstrate sufficient safety and efficacy in any clinical trial, we would experience potentially significant delays in, or be required to abandon, development of that product candidate. This would adversely affect our ability to generate revenues and may damage our reputation in the industry and in the investment community.

The future clinical testing of our proprietary drug product candidates could be delayed, resulting in increased costs to us and a delay in our ability to generate revenues

Our proprietary drug product candidates will require additional preclinical testing and extensive clinical trials prior to submission of a regulatory application for commercial sales. We do not know whether clinical trials will begin on time, if at all. Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate. Each of these results would adversely affect our ability to generate revenues.

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The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety to obtain regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective research organizations and trial sites;
•	manufacturing sufficient quantities of a product candidate;
•	obtaining institutional review board approvals to conduct clinical trials at prospective sites; and
•	procuring adequate financing to fund the work.

In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial. If we are unable to enroll a sufficient number of evaluable patients, the clinical trials for our product candidates could be delayed until sufficient numbers are achieved.

We face or will face significant competition from other biotechnology, pharmaceutical and OTC supplements companies, and our operating results will suffer if we fail to compete effectively

Most of our pharmaceutical company competitors, such as Merck, Bristol-Myers Squibb, Pfizer, Amgen, and others, are large pharmaceutical companies with substantially greater financial, technical, and human resources than we have. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. The drugs that we are attempting to develop will compete with existing therapies if we receive marketing approval. Because of their significant resources, our competitors may be able to use discovery technologies and techniques, or partnerships with collaborators, to develop competing products that are more effective or less costly than the product candidate we are developing. This may render our technology or product candidate obsolete and noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

Our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including certain FDA marketing exclusivity rights that would delay or prevent our ability to market certain products. Any approved drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, might not be able to compete successfully with our competitors' existing or future products.

We also face competition in our OTC supplements business. The business of marketing OTC supplements is highly competitive. This market segment includes numerous manufacturers, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Sales of similar products by competitors may materially and adversely affect our business, financial condition, and results of operations.

Because our proprietary drug product candidates and our development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products

Our success will depend to a large degree on our own and our licensors’ ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of such technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and technical questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that will be allowed or maintained, after challenge, in our or other companies' patents.

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The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we were the first to make the inventions covered by each of our pending patent applications;
•	we were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages, or will not be challenged by third parties;
•	our pending patent applications will result in issued patents;
•	we will develop additional proprietary technologies that are patentable;
•	the patents of others will not have a negative effect on our ability to do business; or
•	our issued patents will have sufficient useful life remaining for commercial viability of our product candidate.

If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired. In addition, some of the technology we have developed or licensed relies on inventions developed using U.S. and other governments’ resources. Under applicable law, the U.S. government has the right to require us to grant a nonexclusive, partially exclusive or exclusive license for such technology to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, if the government determines that such action is necessary.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property

We rely on trade secrets to protect our technology, particularly when we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

The implementation of our business plan may result in a period of rapid growth that will impose a significant burden on our current administrative and operational resources

Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources by attracting, training, managing, and retaining additional qualified personnel, including additional members of management, technicians, and others. To successfully develop our products, we will need to manage operating, producing, marketing and selling our products. There can be no assurances that we will be able to do so. Our failure to successfully manage our growth will have a negative impact on our anticipated results of operations.

A significant or prolonged economic downturn could have a material adverse effect on our results of operations

A significant or prolonged economic downturn may adversely affect the disposable income of many consumers and may lower demand for some of our products. Any decline in economic conditions could negatively impact our business. A significant decline in consumer demand, even if only due in part to general economic conditions could have a material adverse effect on our revenues and profit margins.

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The failure of our service providers and suppliers to supply quality services and materials in sufficient quantities, at a favorable price, and in a timely fashion could adversely affect the results of our operations

Our outside manufacturers buy raw materials from a limited number of suppliers. The loss of any of our major suppliers or of any supplier who, through our contract manufacturer, provides us materials that are hard to obtain elsewhere at the same quality could adversely affect our business operations. Although we believe we could establish alternate manufacturers and sources for most of our raw materials, any delay in locating and establishing relationships with other sources could result in shortages of products we manufacture from such raw materials, with a resulting loss of sales and customers.

A shortage of raw materials or an unexpected interruption of supply could also result in higher prices for those materials. We have experienced increases in various raw material costs, transportation costs and the cost of petroleum-based raw materials and packaging supplies used in our business. Increasing cost pricing pressures on raw materials and other products occurred throughout fiscal 2023 as a result of limited supplies of various ingredients, the effects of higher labor and transportation costs, and the impact of Covid-19. We expect these upward pressures to continue through fiscal 2024. Although we may be able to raise our prices in response to significant increases in the cost of raw materials, we may not be able to raise prices sufficiently or quickly enough to offset the negative effects such cost increases could have on our results of operations or financial condition.

There can be no assurance suppliers will provide the quality raw materials we need in the quantities requested or at a price we are willing to pay. Because we do not control the actual production of these raw materials, we are also subject to delays caused by interruption in production of materials including but not limited to those resulting from conditions outside of our control, such as pandemics, weather, transportation interruptions, strikes, terrorism, geopolitics, natural disasters, and other catastrophic events.

Our business is subject to the effects of adverse publicity, which could negatively affect our sales and revenues

Our business can be affected by adverse publicity or negative public perception about us, our competitors, our products, or our industry or competitors generally. Adverse publicity may include publicity about the efficacy, safety and quality of health care products or ingredients in general or our products or ingredients specifically, and regulatory investigations, regardless of whether these investigations involve us or the business practices or products of our competitors, or our customers. Any adverse publicity or negative public perception could have a material adverse effect on our business, financial condition and results of operations. Our business, financial condition and results of operations could be adversely affected if any of our products or any similar products distributed by other companies are alleged to be or are proved to be harmful to consumers or to have unanticipated and unwanted health consequences.

Our manufacturing and third-party fulfillment activities are subject to certain risks

Our products are manufactured at third party manufacturing facilities in Canada and overseas. As a result, we are dependent on the uninterrupted and efficient operation of these facilities. Such manufacturing operations, and those of their suppliers, are subject to power failures, blackouts, border shutdowns, telecommunications failures, computer viruses, cybersecurity vulnerabilities, human error, breakdown, failure or substandard performance. The occurrence of these or any other operational problems, including the improper installation or operation of equipment, terrorism, pandemics (including Covid-19), natural or other disasters, intentional acts of violence, and the need to comply with the requirements or directives of governmental agencies, including the FDA and Health Canada may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

There is significant volatility in the price and trading volume of our common stock, and investors may find it difficult to buy and sell our shares

Our common stock has been listed on the Nasdaq Capital Market since February 15, 2022. The price and daily trading volume of our common stock have been very volatile and may continue to be so, and any significant trading volume in our common stock may not be maintained. These factors may have an adverse impact on the trading and price of our common stock.

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If we are unable to continue to meet the listing requirements of Nasdaq, our common stock will be delisted

Our common stock currently trades on Nasdaq, where it is subject to various listing requirements.

On March 24, 2023, we received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, the Company no longer meets the minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2), requiring a minimum bid price of $1.00 per share. On September 21, 2023, the Company received another notification letter from Nasdaq advising that Nasdaq’s staff had determined that the Company was eligible for an extension of an additional 180 calendar day period, or until March 18, 2024, to cure the bid price deficiency.

On February 28, 2024, we received a notification letter from Nasdaq advising that Nasdaq’s staff had determined that as of February 27, 2024, our common stock had a closing bid price of $0.10 or less for ten consecutive trading days and accordingly, we were subject to the provisions contemplated under Listing Rule 5810(c)(3)(A)(iii). Accordingly, Nasdaq determined to remove our securities from listing and registration on Nasdaq, subject to the procedures set forth in the Nasdaq Listing Rule 5800 Series which provides us with the opportunity to appeal this determination.

On June 7, 2024, we received a notification letter from Nasdaq, that based on further review of our public filings with the Securities and Exchange Commission and supporting materials submitted to Nasdaq, its staff determined to delist our securities pursuant to its discretionary authority under Listing Rule 5101. Specifically, as set forth in the letter, Nasdaq’s staff determined that the “alternative cashless exercise” provision of the Series A Warrants the Company issued on February 15, 2024, raised public interest and investor protection concerns because the issuance of Series A Warrants resulted in substantial dilution for the stockholders of the Company to date and could cause potential future dilution. Accordingly, as set forth in the letter, this matter served as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

The letter served as a formal notification that the Nasdaq Hearings Panel (the “Panel”) would consider this matter in their decision regarding our continued listing on The Nasdaq Capital Market.

On September 9, 2024, we received a letter from Nasdaq confirming that we had regained compliance with the bid price requirement in Listing Rule 5550(a)(2) (the “Bid Price Rule”), as required by the Panel’s decision dated June 28, 2024.

The letter further stated that the Company will be subject to a Mandatory Panel Monitor for a period of one year. If, within that one-year monitoring period, the Nasdaq Listing Qualifications staff (“Nasdaq Staff”) finds the Company again out of compliance with the Bid Price Rule, the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Nasdaq Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable. The Company will have the opportunity to respond/present to the Hearings Panel as provided by Listing Rule 5815(d)(4)(C). The Company’s securities may be delisted from Nasdaq at that time.

If we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements in the future, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradeable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

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We do not intend to pay dividends on our common stock for the foreseeable future

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that a lack of a dividend can further affect the market value of our common stock and could significantly affect the value of any investment in our Company.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 30,000,000 shares of our preferred stock without further stockholder approval. 1,000,000 shares of preferred stock are designated Series B Preferred Stock and 130,000 of such shares are outstanding and held by our Chief Executive Officer. Our board of directors could authorize the creation of additional series of preferred stock that would grant to holders of preferred stock the right to our assets upon liquidation, or the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, subject to the rules of any securities exchange on which our stock is then listed, our board of directors could authorize the creation of additional series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Additional stock offerings in the future or the issuance of stock upon exercise of outstanding warrants may dilute then-existing shareholders’ percentage ownership in our Company

Given our plans and expectations that we will need additional capital and personnel, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. In addition, as of September 30, 2024, we have 12,934,943 outstanding warrants, subject to adjustment. The issuance of additional securities in the future will dilute the percentage ownership of our then current stockholders.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

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USE OF PROCEEDS

If all of the outstanding Series B Warrants are exercised for cash at the current exercise price, we will receive net proceeds of approximately $36 million. There is no assurance any of the outstanding Series B Warrants will be exercised.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in businesses, technologies, and products that are complementary to our own, although we have no current binding agreements with respect to any acquisitions as of the date of this prospectus.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Nasdaq Capital Market under the symbol “SBFM.”

As of November 5, 2024, there were approximately 116 holders of record of our common stock.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	–	–	1,660
Equity compensation plans not approved by security holders	–	–	–

(1) Represents our 2023 Equity Incentive Plan.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate paying any dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. Our payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion should be read in conjunction with our financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.

Results of Operations

Comparison of results of operations for the three months ended September 30, 2024 and 2023

During the three months ended September 30, 2024, we generated $8,435,178 in sales, compared to $5,957,668 for the three months ended September 30, 2023, an increase of $2,477,510, or 42%. The increase is attributable to expanded marketing and sales efforts by our wholly owned subsidiary, Nora Pharma. The direct cost for generating these sales was $5,569,027 (66%) for the three months ended September 30, 2024, compared to $3,967,412 (67%) for the three months ended September 30, 2023. Our gross profit grew to $2,866,151 for the three months ended September 30, 2024, compared to $1,990,256 for the three months ended September 30, 2023.

General and administrative expenses during the three-month period ended September 30, 2024, were $3,972,504, compared to $2,769,730 during the three-month period ended September 30, 2023, an increase of $1,202,774. The increase was due to increases in accounting fees ($68,422), consulting ($253,251), marketing ($40,848), and salaries ($949,473). The increase in salaries was due to the hiring of two (2) new employees and a bonus paid to the CEO of the Company. The only expense category that saw a decrease was R&D, which was reduced by $111,650. Overall, we incurred a loss of $1,106,353 from our operations for the three months ended September 30, 2024, compared to a loss of $779,474 from our operations in the three-month period ended September 30, 2023.

In addition, we had interest income of $108,614 during the three months ended September 30, 2024, compared to net interest income of $168,904 during the three months ended September 30, 2023, as a result of less interest earned on cash on hand.

As a result, we incurred a net loss of $1,197,803 ($0.94 per share) for the three months ended September 30, 2024, compared to a net loss of $651,482 ($50.72 per share) for the three-month period ended September 30, 2023.

Comparison of results of operations for the nine months ended September 30, 2024 and 2023

During the nine months ended September 30, 2024, we generated revenues of $25,279,291, compared to revenue of $16,412,586 for the nine months ended September 30, 2023, an increase of $8,866,705, or 54%. The increase is attributable to expanded marketing and sales efforts by our wholly owned subsidiary, Nora Pharma. The direct cost for generating these revenues was $17,702,546 for the nine months ended September 30, 2024 (70%), compared to $10,641,461 (65%) for the nine months ended September 30, 2023. The increase in the cost of sales in the nine-month period of 2024 is related to greater retailer allowances offered to gain access to new regional markets. Our gross profit increased to $7,576,745 for the nine months ended September 30, 2024, compared to a gross profit of $5,771,125 for the same period in 2023.

General and administrative expenses during the nine-month period ended September 30, 2024, were $11,351,144, compared to $9,369,203 during the nine-month period ended September 30, 2023, an increase of $1,981,941. The increase was a result of increases in accounting ($263,791), legal ($170,871), marketing ($234,129), office costs ($781,912), and salaries ($838,937). The two expense categories that saw a decrease were consulting ($169,369), and R&D ($254,872). Overall, we incurred a loss of $3,774,399 from our operations in the nine-month period ended September 30, 2024, compared to a loss from operations of $3,598,078 in the similar period of 2023.

In addition, we had interest income of $396,453 during the nine months ended September 30, 2024, compared to interest income of $517,163 during the nine months ended September 30, 2023. The decrease was due to the Company having less cash on hand.

As a result, we incurred a net loss of $2,975,904 ($13.61 per share) for the nine-month period ended September 30, 2024, compared to a net loss of $3,256,020 ($265.71 per share) for the nine-month period ended September 30, 2023.

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Comparison of Results of Operations for the fiscal years ended December 31, 2023 and 2022

During our fiscal year ended December 31, 2023, we generated revenues of $24,092,787, compared to revenues of $4,345,603 in 2022. The increase was the result of twelve months of Nora Pharma sales included in the 2023 results compared to only seventy-two days of sales in 2022 (October 20, 2022, the date of acquisition of Nora Pharma, through December 31, 2022). The cost of sales in 2023 and 2022 for generating these revenues was $15,753,616 and $2,649,028, respectively.

General and administrative (“G&A”) expenses for our fiscal year ended December 31, 2023, were $13,124,470, compared to $28,697,325 during our fiscal year ended December 31, 2022, a decrease of $15,572,855. However, excluding the one-time impairment of goodwill in the amount of $18,326,719 from the 2022 G&A expenses, reveals an increase in G&A expenses of $2,753,864 in 2023. This increase is due to G&A expenses incurred by Nora Pharma during all of 2023, compared to only 72 days of G&A expenses included in 2022.

We had interest income of $811,974 in 2023, compared to interest income of $518,650 in 2022. We incurred $137,308 in interest expense in 2023, compared to $39,412 in interest expense in 2022.

As a result, we incurred a net loss of $4,506,044 for the year ended December 31, 2023, compared to a net loss of $26,744,440 for the year ended December 31, 2022.

Liquidity and Capital Resources

As of September 30, 2024, we had cash and cash equivalents of $12,206,655.

Net cash used in operating activities was $9,123,898 during the nine months ended September 30, 2024, compared to $6,085,435 during the nine-month period ended September 30, 2023. The increase was a result of increased business activities by Nora Pharma.

Cash flows used in investing activities were $1,789,312 for the nine months ended September 30, 2024, compared to $386,920 for the nine months ended September 30, 2023. The increase was the result of cash invested in Nora Pharma to finance increase in inventory and expansion of operations and product line.

Cash flows provided by financing activities were $7,235,518 during the nine months ended September 30, 2024, compared to $3,456,106 during the nine months ended September 30, 2023. The increase was primarily a result of the approximately $10 million financing event completed in February 2024, compared to an approximately $5 million financing event completed in May 2023.

As of December 31, 2023, we had cash and cash equivalents of $16,292,347.

Cash flows used in investing activities were $656,150 during the year ended December 31, 2023, compared to $14,619,390 during our fiscal year ended December 31, 2022. The reason for the decrease was due to the acquisition of Nora Pharma which took place on October 20, 2022. Net cash flows provided by financing activities were $3,425,587 in 2023, compared to $39,465,107 in 2022. The decrease was primarily a result of three (3) rounds of financing which took place in February, March, and April 2022 and only one (1) relatively small financing in 2023. Net cash used in operations was $8,775,111 in 2023, compared to $5,248,358 in 2022. The increase was due to expansion of Nora Pharma drugs portfolio.

We are not generating adequate revenues from our operations to fully implement our business plan as set forth herein. We believe our existing cash on hand will be sufficient to fund our pharmaceuticals sales operations and research and development activities for the next 24 months. There is no assurance our estimates will be accurate. We currently have no committed sources of capital and we anticipate that we will need to raise additional capital in the future, including for further research and development activities and possibly clinical trials, as well as expansion of our generic pharmaceuticals operations. Additional capital may not be available on terms acceptable to us, or at all.

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Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Leases

We follow the guidance in ASC 842 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Our wholly owned subsidiary, Nora Pharma, currently occupies a 23,500 square foot facility located at 1565 Boulevard Lionel-Boulet, Varennes, Quebec, Canada, J3X 1P7 pursuant to a lease agreement that expires in January 2030, with an option to extend for 5 years. This site is composed of 18,500 square feet of warehouse space and 5,000 square feet of executive office space. The facility houses all administrative, marketing, quality control, regulatory affairs, and other operations personal, as well as a Health Canada licensed warehouse space. We pay a monthly rent of $27,250 CAD (approximately $19,900 USD), including taxes.

Recently Adopted Accounting Standards

We have adopted all new accounting standards impacting operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

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BUSINESS

About Sunshine Biopharma

We are a pharmaceutical company offering and researching life-saving medicines in a wide variety of therapeutic areas, including oncology and antivirals. We operate two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio consisting of 63 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

In addition, we are conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA targeted for liver cancer, (ii) SBFM-PL4, a PLpro protease inhibitor for SARS Coronavirus infections, and (iii) Adva-27a for pancreatic cancer. Development of the latter has been paused pending further analysis of unfavorable in vitro results obtained in the second half of 2023. See “Drugs in Development” below.

History

We were incorporated in the State of Colorado on August 31, 2006, and on October 15, 2009, we acquired Sunshine Biopharma Inc. in a transaction classified as a reverse acquisition. Sunshine Biopharma Inc. held an exclusive license to a new anticancer drug bearing the laboratory name, Adva-27a (the “License Agreement”). Upon completion of the reverse acquisition, we changed our name to Sunshine Biopharma Inc. and began operating as a pharmaceutical company.

In December 2015, we acquired all issued (US Patent Number 8,236,935, and 10,272,065) and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 for the Adva-27a anticancer compound and terminated the License Agreement. Development of Adva-27a has recently been paused pending further analysis of unexpected in vitro results obtained in the latter part of 2023. See “Drugs in Development” below.

In early 2020, we initiated a new R&D project focused on the development of a treatment for COVID-19 and on May 22, 2020, we filed a provisional patent application in the United States for the new coronavirus treatment. The patent application covers composition subject matter pertaining to small molecules for inhibition of the main Coronavirus protease, Mpro. On April 30, 2021, we filed a PCT application containing new research results and extending coverage to include inhibitors for the Coronavirus Papain-Like protease, PLpro.

In June 2021, we initiated another R&D project in which we set out to determine if certain mRNA molecules can be used as anticancer agents. The data obtained for mRNA molecules bearing the laboratory name K1.1 became the subject of a new patent application filed in April 2022.

On October 20, 2022, we acquired Nora Pharma, a Canadian generic pharmaceuticals company based in the greater Montreal area. Nora Pharma has 46 employees and operates in a 23,500 square foot facility certified by Health Canada. Nora Pharma currently has 63 generic prescription drugs on the market in Canada and is planning to launch 32 additional generic prescription drugs in the remainder of 2024 and 2025.

Products on the Market

Through Nora Pharma we currently have the following generic prescription drugs on the market in Canada:

Drug	Action/Indication	Reference Brand
Abiraterone*	Oncology	Zytiga®
Alendronate	Osteoporosis	Fosamax®
Amlodipine	Cardiovascular	Norvasc®
Apixaban	Cardiovascular	Eliquis®
Aripiprazole	Antipsychotic	Abilify®
Atorvastatin	Cardiovascular	Lipitor®
Betahistine	Vertigo	Serc®
Azithromycin	Antibacterial	Zithromax®
Candesartan	Hypertension	Atacand®
Candesartan HCTZ	Hypertension	Atacand Plus®
Celecoxib	Anti-inflammatory	Celebrex®
Cetirizine	Allergy	Reactine®

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Clobetasol*	Anti-inflammatory	Clobex®
Ciprofloxacin	Antibiotic	Cipro®
Citalopram	Central nervous system	Celexa®
Clindamycin	Antibiotic	Dalacin®
Clopidogrel	Cardiovascular	Plavix®
Dapagliflozin	Diabetes	Forxiga®
Daptomycin*	Antibacterial	Cubicin®
Dasatinib*	Oncology	Sprycel®
Donepezil	Central nervous system	Aricept®
Duloxetine	Central nervous system	Cymbalta®
Dutasteride	Urology	Avodart®
Ertapenem*	Antibacterial	Invanz®
Escitalopram	Central nervous system	Cipralex®
Ezetimibe	Cardiovascular	Ezetrol®
Finasteride	Urology	Proscar®
Flecainide	Cardiovascular	Tambocor®
Fluconazole	Antifungal	Diflucan®
Fluoxetine	Central nervous system	Prozac®
Hanzema®*	Dermatology	Toctino®
Hydroxychloroquine	Antimalarial	Plaquenil®
Lacosamide	Central nervous system	Vimpat®
Letrozole	Oncology	Femara®
Levetiracetam	Central nervous system	Keppra®
Mirtazapine	Central nervous system	Remeron®
Metformin	Diabetes	Glucophage®
Montelukast	Allergy	Singulair®
Olmesartan	Cardiovascular	Olmetec®
Olmesartan HCTZ	Cardiovascular	Olmetec Plus®
Pantoprazole	Gastroenterology	Pantoloc®
Paroxetine	Central nervous system	Paxil®
Perindopril	Cardiovascular	Coversyl®
Pravastatin	Cardiovascular	Pravachol®
Pregabalin	Central nervous system	Lyrica®
Progesterone*	Women's Health	Prometrium®
Quetiapine	Central nervous system	Seroquel®
Quetiapine XR	Central nervous system	Seroquel XR®
Ramipril	Cardiovascular	Altace®
Rivaroxaban*	Cardiovascular	Xarelto®
Rizatriptan ODT	Central nervous system	Maxalt® ODT
Rosuvastatin	Cardiovascular	Crestor®
Sertraline	Central nervous system	Zoloft®
Sildenafil	Urology	Viagra®
Tadalafil	Urology	Cialis®
Telmisartan	Cardiovascular	Micardis®
Telmisartan HCTZ	Cardiovascular	Micardis Plus®
Topiramate	Anticonvulsant	Topamax®
Tramadol Acetaminophen	Central nervous system	Tramacet®
Varenicline	Smoking cessation	Champix®
Zoledronic Acid*	Osteoporosis	Aclasta®
Zolmitriptan	Central nervous system	Zomig®
Zopiclone	Central nervous system	Imovane®

________________

*Sold through distribution agreements

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In addition to the 63 drugs currently on the market, we have 32 additional drugs scheduled to be launched in Q4 2024 and in 2025. These new drugs will address various human health areas including cardiovascular, oncology, gastroenterology, central nervous system, diabetes, urology, endocrinology, anti-infective, and anti-inflammatory. Among the new drugs to be launched in 2024 is NIOPEG®, a biosimilar of NEULASTA®. Like NEULASTA®, NIOPEG® is a long-acting form of recombinant human granulocyte colony-stimulating factor (filgrastim). It is indicated to decrease the incidence of infection in patients with non-myeloid malignancies receiving anti-neoplastic therapy. Nora Pharma received Health Canada marketing approval for NIOPEG® on April 17, 2024. NIOPEG® is anticipated to be on the market in Canada in Q4 2024.

We believe the addition of these new products to our existing portfolio will strengthen our presence in the Canadian $9.7 billion a year generic drugs market and provide us with greater access to pharmacies as we become more of a go-to supplier for every-day and specialty medicines.

Drugs in Development

The following table summarizes our proprietary drugs in development:

Drug Candidate	Therapeutic Area	Development Stage
Adva-27a (Small Molecule)	Oncology (Pancreatic Cancer)	Paused*
K1.1 (mRNA LNP)	Oncology (Liver Cancer)	Animal Testing
SBFM-PL4 (Small Molecule)	Antiviral (SARS Coronavirus)	Animal Testing

_____________

* See “Adva-27a Anticancer Compound” below

Adva-27a Anticancer Compound

Adva-27a is a small molecule designed for the treatment of aggressive forms of cancer. A Topoisomerase II inhibitor, Adva-27a has been shown to be effective at destroying Multidrug Resistant Cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012). We are the direct owner of all patents pertaining to Adva-27a including U.S. Patents Number 8,236,935 and 10,272,065.

In December 2022, we entered into a research agreement with the Jewish General Hospital (“JGH”), to conduct the IND-enabling studies of Adva-27a (the “Research Agreement”). In August 2023, we were informed by the JGH that the laboratory test results of the Adva-27a molecule were not favorable. After conclusion of an internal review of the laboratory results on November 2, 2023, we provided notice to JGH of termination of the Research Agreement. We have paused the IND-enabling studies of Adva-27a pending a review of the results and the possibility of chemical modification of the compound to address the suboptimal performance of the molecule in certain studies.

K1.1 Anticancer mRNA

In June 2021, we initiated a new research project in which we set out to determine if certain mRNA molecules can be used as anti-cancer agents. The data collected to date have shown that a selected group of mRNA molecules are capable of destroying cancer cells in vitro including multidrug resistant breast cancer cells (MCF-7/MDR), ovarian adenocarcinoma cells (OVCAR-3), and pancreatic cancer cells (SUIT-2). Studies using non-transformed (normal) human cells (HMEC cells) showed that these mRNA molecules had little cytotoxic effects. These new mRNA molecules, bearing the laboratory name K1.1, are readily adaptable for delivery into patients using the mRNA vaccine technology. In April 2022, we filed a provisional patent application in the United States covering the subject mRNA molecules.

In November 2022, we concluded an agreement with a specialized commercial partner for the purposes of formulating our K1.1 mRNA molecules into lipid nanoparticles (“LNP”) for use to conduct xenograft mice studies. The initial results of our xenograft mice studies indicate that our K1.1 mRNA-LNP is effective at reducing the size of liver cancer xenograft tumors in mice. We are currently seeking to confirm these results by conducting additional xenograft experiments on a broader scale and in more detailed dose-response studies.

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SBFM-PL4 SARS Coronavirus Treatment

The initial genome expression products following infection by Betacoronavirus, the causative agent of COVID-19, are two large polyproteins, referred to as pp1a and pp1ab. These two polyproteins are cleaved at 15 specific sites by two virus encoded proteases, called Mpro and PLpro, to generate 16 different non-structural proteins essential for viral replication. Mpro and PLpro represent attractive anti-viral drug development targets as they play a central role in the early stages of viral replication. PLpro is of particular interest as a therapeutic target in that, in addition to processing essential viral proteins, it is also responsible for suppression of the human immune system making the virus more life-threatening. PLpro is present only in Betacoronaviruses, the subgroup of Coronaviruses represented by the highly pathogenic SARS-CoV, MERS-CoV, and SARS-CoV-2.

Our Anti-Coronavirus research effort has been focused on developing an inhibitor of PLpro and, on May 22, 2020, we filed a patent application in the United States covering composition subject matter pertaining to small molecules for inhibition of the Coronavirus PLpro as well as Mpro.

In February 2022, we expanded our PLpro inhibitors research effort by entering into a research agreement with the University of Arizona for the purposes of conducting research focused on determining the in vivo safety, pharmacokinetics, and dose selection properties of three University of Arizona owned PLpro inhibitors, to be followed by efficacy testing in mice infected with SARS-CoV-2 (the “Research Project”). Under the agreement, the University of Arizona granted us a first option to negotiate a commercial, royalty-bearing license for all intellectual property developed by University of Arizona under the Research Project. In addition, we and the University of Arizona have entered into an option agreement (the “Option Agreement”) whereby we were granted a first option to negotiate a royalty-bearing commercial license for the underlying technology of the Research Project. On September 13, 2022, we exercised our options, and on February 24, 2023, we entered into an exclusive worldwide license agreement with the University of Arizona for all of the technology related to the Research Project.

We have recently broadened our objective to include the development of an injectable drug candidate of first-in-class PLpro inhibitor to treat SARS-CoV2 and potentially SARS-CoV and MERS-CoV infection in patients who could not use Paxlovid, Molnupiravir, or Remdesivir, due to concerns about drug interactions and possible ‘rebound’ infections and other side effects.

Intellectual Property

We are the sole owner of all rights pertaining to Adva-27a. These patent rights are covered by PCT/FR2007/000697 and PCT/CA2014/000029. The patent applications filed under these two PCT's have been issued in the United States under US Patent Number 8,236,935 and 10,272,065.

On May 22, 2020, we filed a provisional patent application in the United States for a new treatment for Coronavirus infections. Our patent application covers composition subject matter pertaining to small molecules for inhibition of the main Coronavirus protease, Mpro, an enzyme that is essential for viral replication. The patent application has a priority date of May 22, 2020. On April 30, 2021, we filed a PCT application containing new research results and extending coverage to include the Coronavirus Papain-Like protease, PLpro. The priority date of May 22, 2020 has been maintained in the newly filed PCT application.

On April 20, 2022, we filed a provisional patent application in the United States covering mRNA molecules capable of destroying cancer cells in vitro. The patent application contains composition and utility subject matter pertaining to the structure and sequence of the relevant mRNA molecules.

Effective February 24, 2023, we became the exclusive, worldwide licensee of the University of Arizona for three (3) patents related to small molecules which inhibit the Coronavirus protease, PLpro.

Our wholly owned subsidiary, Nora Pharma, owns 152 DIN’s issued by Health Canada for prescription drugs currently on the market in Canada. These DIN’s were secured through in-licenses or cross-licenses from international manufacturers of generic pharmaceutical products.

In addition, we are the owner of four (4) NPN’s issued by Health Canada including (i) NPN 80089663 which authorizes us to manufacture and sell our in-house developed OTC product, Essential•9, (ii) NPN 80093432 which authorizes us to manufacture and sell the OTC product, Calcium-Vitamin D under the brand name Essential Calcium-Vitamin D, (iii) NPN 80125047 which authorizes us to manufacture and sell the OTC product, L-Citrulline, and (iv) NPN 80127436 which authorizes us to manufacture and sell the OTC product, Taurine.

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Manufacturing

Our generic drugs are manufactured by several different international partners under long-term contracts.

We currently do not have any proprietary drugs on the market. Research quantities of our proprietary drug candidates are currently manufactured at the University of Arizona located in Tucson, Arizona (Anti-Coronavirus compounds), WuXi App Tech located in Hong Kong, China (Adva-27a compound), and Arranta Bio MA LLC located in Watertown, Massachusetts (K1.1 mRNA).

Our OTC products are manufactured under contract by INOV Pharma Inc. located in Montreal, Canada.

Marketing and Sales

Our generic drugs are currently being sold across Canada. All of our generic drug sales are conducted by Nora Pharma’s sales representatives based in key Provinces across Canada. A segment of our marketing team provides human resources, commercial and technical assistance, as well as training and education support to pharmacy owners.

Our OTC products are currently sold in the U.S. and Canada through Amazon.com and Amazon.ca, respectively. Our personnel, together with outside consultants develop and place ads on various media platforms and manage our accounts with Amazon.

Government Regulations

All of our business operations, including our generic drugs, proprietary drugs, and OTC products operations, are subject to extensive and frequently changing federal, state, provincial and local laws and regulations.

In the United States, the Federal Government agency responsible for regulating prescription drugs and nonprescription OTC supplements is the U.S. Food and Drug Administration (“FDA”). The Canadian counterpart to the FDA is Health Canada. Though the FDA and Health Canada have generally similar requirements for drugs and OTC supplements to be approved or allowed to be marketed, approval in one jurisdiction does not automatically result in approval in the other. In Canada, prescription drugs and nonprescription OTC supplements are authorized through the issuance by Health Canada of a Drug Identification Number (DIN) for the former and a Natural Product Number (NPN) for the latter. In the United States, OTC supplements are required to be registered with the FDA prior to marketing. In both the U.S. and Canada, the ingredients, manufacturing processes and facilities for all drugs and OTC supplements must meet the guidelines for Good Manufacturing Practices (“GMP”). Moreover, all drug manufacturers must perform a series of tests, both during and after production, to show that every drug or supplement batch made meets the regulatory requirements for that product.

Our generic prescription medicines are produced following the same Good Manufacturing Practices (GMP) guidelines as for brand-name drugs. Prescription drugs dossiers are filed with Health Canada in order to obtain a manufacturing Notice of Compliance (NOC) and a Drug Identification Number (DIN). The same grant the applicant marketing authorization in Canada. In the case of Nora Pharma’s products, Nora Pharma secures cross-licenses from supply partners holding NOC’s and in turn applies to Health Canada to obtain DIN’s issued in Nora Pharma’s name in order to commercialize in Canada. In Canada, the pan-Canadian Pharmaceutical Alliance (pCPA), an alliance of the provincial, territorial and federal governments that collaborates on a range of public drug plan initiatives to increase and manage access to clinically effective and affordable drug treatments, determines generic drugs pricing based on a percentage of the brand-name reference products.

In the area of proprietary drug development where our Anti-Coronavirus and Anti-Cancer compounds fall, we will be subject to significant regulations in the U.S. in order to obtain approval of the FDA to offer our products for sale. The approximate procedure for obtaining FDA approval involves an initial filing of an IND application following which the FDA would review and allow for the drug developer to proceed with Phase I clinical trials. Following completion of Phase I, the results are filed with the FDA and a request is made to proceed to Phase II. Similarly, following completion of Phase II the data are filed with the FDA and a request is made to proceed to Phase III. Following completion of Phase III, a new drug application, or NDA is submitted and a request is made for marketing approval. Depending on various issues and considerations, the FDA could provide “emergency use authorization” or limited approval for “compassionate-use” if the drug treats terminally ill patients with limited or no other treatment options available. As of the date of the filing of this prospectus, we have not made any filings with the FDA or other regulatory bodies in other jurisdictions.

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In connection with OTC supplements, the FDA regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution, and sale of such products, while the Federal Trade Commission (“FTC”) regulates marketing and advertising claims. In August 2007, a rule issued by the FDA went into effect requiring companies that manufacture, package, label, distribute or hold OTC supplements to meet certain GMP requirements to ensure such products are of the quality specified and are properly packaged and labeled. We are committed to meeting or exceeding the standards set by the FDA and the FTC and we believe we are currently operating within both the FDA and FTC mandates.

Employees

As of the date of this prospectus we have a total of 46 employees., all of whom are full-time.

Presently, our proprietary drug development activities are subcontracted out to specialized service providers in the U.S., Canada and overseas. We also use consultants for various other activities including marketing, accounting, and IT.

Competition

The Canadian generic pharmaceuticals market was valued at approximately $9.7 billion USD in 2023. Generic pharmaceutical companies produce and deliver more than 70% of the prescribed medicines with high quality at affordable prices. There are more than 35 active generic players in the market, of which, the top 3 hold approximately a 50% share of the market. Nora Pharma is relatively new in this space but has demonstrated one of the fastest year-over-year sales increase amongst its peers.

Our Anti-Coronavirus drug development project is in direct competition with several companies in the U.S. that have developed effective vaccines or treatment options for Covid-19. The companies focused on treatments include Pfizer, Merck, Gilead, Eli Lilly, and Regeneron. Today two leading vaccines (Pfizer’s, and Moderna’s) and two antibody treatments (Regeneron’s, and Eli Lilly’s) are in use. Gilead’s Remdesivir, an antiviral injectable, was approved by the FDA for treatment of Covid-19 in October 2020. In addition, in December 2021, Pfizer received Emergency Use Authorization (“EUA”), for its antiviral pill, Paxlovid, and, in the same month, the FDA granted Merck EUA for its antiviral pill, Molnupiravir. While the approved vaccines, pills and injectable treatments are effective, we believe that additional treatment options such as the one we are developing which targets a different part of the virus could potentially form an important component of the range of anti-coronavirus treatment options available to attending physicians.

In the area of anticancer drug development, we compete with large publicly and privately held companies engaged in developing new cancer therapies. There are numerous other entities engaged in oncology therapeutics development that have greater resources than the resources presently available to us. Nearly all major pharmaceutical companies including Merck, Amgen, Roche, Pfizer, Bristol-Myers Squibb and Novartis, to name a few, have on-going anticancer drug development programs and some of the drugs they may develop could be in direct competition with our own. In addition, a number of smaller companies are working in the area of cancer therapy and could develop drugs that may be in competition with ours.

Similarly, our OTC products fall directly within a very crowded and highly competitive product sector. As of the date of this prospectus, we believe Essential 9™ is the only Essential Amino Acid product that comprises all 9 essential amino acids in capsule form. We believe this may provide us with a competitive advantage, at least for the near future but there are no assurances that this will occur.

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Properties

Our principal place of business is located at 333 Las Olas Way, CU4 Suite 433, Fort Lauderdale, FL 33301. This location is not subject to a lease agreement. We pay rent on a month-to-month basis

Our wholly owned subsidiary, Nora Pharma, currently occupies a 23,500 square foot facility located at 1565 Boulevard Lionel-Boulet, Varennes, Quebec, Canada, J3X 1P7 pursuant to a lease agreement that expires in January 2030, with an option to extend for 5 years. This site is composed of 18,500 square feet of warehouse space and 5,000 square feet of executive office space. The facility houses all administrative, marketing, quality control, regulatory affairs, and other operations personal, as well as a Health Canada licensed warehouse space. We pay a monthly rent of $27,250 CAD (approximately $19,900 USD), including taxes.

Legal Proceedings

We are not party to, and our property is not the subject of, any material legal proceedings.

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MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers:

Name	Age	Position(s)

Dr. Steve N. Slilaty	72	President, Chief Executive Officer and Chairman

Dr. Abderrazzak Merzouki	60	Chief Operating Officer and Director

Camille Sebaaly	62	Chief Financial Officer and Secretary

Dr. Rabi Kiderchah	51	Director

David Natan	71	Director

Dr. Andrew Keller	71	Director

Dr. Steve N. Slilaty was appointed as our chief executive officer and chairman of our board of directors on October 15, 2009. Dr. Slilaty is an accomplished scientist and business executive. His scientific publications are widely cited. Sunshine Biopharma is the third in a line of biotechnology companies that Dr. Slilaty founded and managed. The first, Quantum Biotechnologies Inc. later known as Qbiogene Inc., was founded in 1991 and is now a member of a family of companies owned by MP Biomedicals, one of the largest international suppliers of biotechnology reagents and other research products. The second company which Dr. Slilaty founded, Genomics One Corporation, conducted an initial public offering of its capital stock in 1999 and, on the basis of its ownership of Dr. Slilaty’s patented TrueBlue Technology®, Genomics One became one of the key participants in the Human Genome Project and reached a market capitalization of $1 billion in 2000. Formerly, Dr. Slilaty was a research team leader at the Biotechnology Research Institute (Montreal), a division of the National Research Council of Canada. Dr. Slilaty is one of the pioneers of Gene Therapy having developed the first gene delivery system applicable to humans in 1983 [Science 220: 725-727 (1983)]. Dr. Slilaty's other distinguished scientific career accomplishments was the discovery of a new class of enzymes, the S24 Family of Proteases (IUBMB Enzyme: EC 3.4.21.88) [Proc. Natl. Acad. Sci. U.S.A. 84: 3987-3991 (1987)]. In addition, Dr. Slilaty (i) developed the first site-directed mutagenesis system applicable to double-stranded DNA [Analyt. Biochem. 185: 194-200 (1990)], (ii) cloned the gene for the first yeast-lytic enzyme (lytic beta-1,3-glucanase) [J. Biol. Chem. 266: 1058-1063 (1991)], (iii) developed a new molecular strategy for increasing the rate of enzyme reactions [Protein Engineering 4: 919-922 (1991)], and (iv) constructed a powerful new cloning system for genomic sequencing (TrueBlue Technology®) [Gene 213: 83-91 (1998)]. In collaboration with Institut National des Sciences Appliquée (France), State University of New York at Binghamton (USA) and École Polytechnique, Université de Montréal (Canada), Dr. Slilaty designed, patented, and advanced the development the first, and currently the only known anticancer compound (Adva-27a) capable of destroying multidrug resistant cancer cells in vitro [Anticancer Res. 32: 4423 (2012) and US Patent Numbers: 8,236,935 and 10,272,065]. Most recently, Dr. Slilaty assisted in the development of one of the first non-covalent inhibitors of the coronavirus protease, PLpro [J. Med. Chem. 67: 13681 (2024)]. These and other works of Dr. Slilaty are cited in research papers, editorials, review articles and textbooks. Dr. Slilaty is the author of 19 original research papers and 12 issued and pending patents. These and other works of Dr. Slilaty are cited in research papers, editorials, review articles and textbooks. Dr. Slilaty received his Ph.D. degree in Molecular Biology from the University of Arizona in 1983 and Bachelor of Science degree in Genetics and Biochemistry from Cornell University in 1976. Dr. Slilaty has received research grants from the NIH and NSF and he is the recipient of the 1981 University of Arizona Foundation award for Meritorious Performance in Teaching.

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Dr. Abderrazzak Merzouki was appointed as a director and our chief operating officer in February 2016. In addition to his positions with our Company, since January 2016 he has been self-employed as a consultant in the fields of biotechnology and pharmacology. From July 2007 through December 2016, Dr. Merzouki worked at the Institute of Biomedical Engineering in the Department of Chemical Engineering at Ecole Polytechnique de Montreal, where he taught and acted as a senior scientist involved in the research and development of plasmid and siRNA-based therapies. Dr. Merzouki is a molecular biologist and an immunologist with extensive experience in the area of gene therapy where he performed several preclinical studies for pharmaceutical companies involving the use of adenoviral vectors for cancer therapy and plasmid vectors for the treatment of peripheral arterial occlusions. Dr. Merzouki also has extensive expertise in the design of expression vectors, and production and purification of recombinant proteins. He developed technologies for production of biogeneric therapeutic proteins for the treatment of various diseases including cancer, diabetes, hepatitis and multiple sclerosis. Dr. Merzouki obtained his Ph.D. in Virology and Immunology from Institut Armand-Frappier in Quebec and received his post-doctoral training at the University of British Columbia and the BC Center for Excellence in HIV/AIDS research. Dr. Merzouki has over 30 publications and 70 communications in various, highly respected scientific journals in the field of cellular and molecular biology

Camille Sebaaly was appointed as our chief financial officer, secretary and a director of our Company on October 15, 2009. He resigned as a director of the Company in October 2021. Since 2001, Mr. Sebaaly has been self-employed as a business consultant, primarily in the biotechnology and biopharmaceutical sectors. He held a number of senior executive positions in various areas including financial management, business development, project management and finance. As an executive and an entrepreneur, he combines expertise in strategic planning and finance with strong skills in business development and deal structure and negotiations. In addition, Mr. Sebaaly worked in operations, general management, investor relations, marketing and business development with emphasis on international business and marketing of advanced technologies including hydrogen generation and energy saving. In the area of marketing, Mr. Sebaaly has evaluated market demands and opportunities, created strategic marketing and business development plans, designed marketing communications and launched market penetration programs. Mr. Sebaaly graduated from State University of New York at Buffalo with an Electrical and Computer Engineering Degree in 1987.

Dr. Rabi Kiderchah has served as a director since October 2021. Dr. Kiderchah is a licensed physician in Canada. From 2000 until August 2021, he was working at Argenteuil Hospital, Lachute, Quebec, Canada, as an emergency room physician. He has also worked as what is referred to in Canada as a “medecins depanneurs”, working in rural areas where there are not enough ER doctors. Since August 2011 he has worked at Rabi Kiderchah Medecin Inc. as a freelance physician in the Quebec, Canada area. He received a Bachelor of Science degree in 1994 and an MD degree in 1998 from the University of Montreal.Board of Directors Term of Office

Mr. David Natan has served as a director since February 10, 2022. Mr. Natan has served as President and CEO of Natan & Associates, LLC, a consulting firm offering CFO services to public and private companies since 2007. From February 2010 to May 2020, Mr. Natan served as CEO of ForceField Energy, Inc. (OTCMKTS: FNRG), a company focused on LED lighting products. From February 2002 to November 2007, Mr. Natan served as CFO of PharmaNet Development Group, Inc., a drug development company, and, from June 1995 to February 2002, as CFO and VP of Global Technovations, Inc., a manufacturer and marketer of speaker components. Prior to that, Mr. Natan served in various roles with Deloitte & Touche LLP. In November 2023, Mr. Natan was appointed to the Board of Directors and Chair of the Audit Committee of Minim Inc. (OTC: MINM), a provider of innovative internet access products. Mr. Natan holds a B.A. in Economics from Boston University.

Dr. Andrew M. Keller has served as a director since February 10, 2022. From 2016 through November 2019, Dr. Keller was the Chief Medical Officer at the Western Connecticut Medical Group, Bethel CT, a multispecialty health organization. He was employed by this group beginning in 1989, and in 2003 became Chief – Section of Cardiovascular Diseases. Dr. Keller was an Associate Professor of Medicine at Columbia University from 1985 through 2024. Dr. Keller retired as a practicing physician in 2019 and obtained his Juris Doctor degree, graduating Summa Cum Laude from Quinnipiac University College of Law in May 2024. Dr. Keller is admitted to practice law in Connecticut, Massachusetts, and the Federal District of Connecticut. He is currently in private practice involved in special education law, representing families with children who have special needs who have been denied services by their schools. Dr. Keller received his Doctor of Medicine degree in 1979 from The Ohio State University and a Bachelor of Arts degree in Physics, Magna Cum Laude from Ithaca College in 1975.

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.

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Director Independence

Our independent directors consist of Dr. Kidershah, Mr. Natan and Dr. Keller.

Committees of our Board of Directors

The Company has established an audit committee, a compensation committee, and a corporate governance and nominating committee of our board of directors, each of which is comprised of each of our independent directors.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Executive Compensation

The following table sets forth compensation information for services rendered by our executive officers in all capacities during the last two completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Dr. Steve N. Slilaty	2022	360,000(1)	10,000	–	–	370,000
Chief Executive Officer and Director	2023	378,000(1)	182,000	–	–	560,000

Camille Sebaaly	2022	300,000	630,000	–	–	930,000
Chief Financial Officer	2023	315,000	380,000	–	–	695,000

Dr. Abderrazzak Merzouki	2022	240,000	245,000	–	–	485,000
Chief Operating Officer and Director	2023	252,000	8,000	–	–	260,000

(1)	Portions of these amounts were paid to Advanomics Corporation, a company controlled by Dr. Slilaty.

Employment Agreements

On October 21, 2024, the Company entered into an amended employment agreement with Dr. Steve N. Slilaty, the Company’s chief executive officer. Pursuant to the amended employment agreement, deemed effective January 1, 2024, Dr. Slilaty will continue to serve as the Company’s chief executive officer, and will also serve as the chief executive officer of the Company’s wholly-owned subsidiary, Nora Pharma. Dr. Slilaty will receive an annual base salary of $543,753 CAD, which will increase annually in the minimum amount of 5% or the change in the US Consumer Price Index, whichever is higher. Dr. Slilaty will also be entitled to an annual bonus in an amount to be determined by the Company’s board of directors. The agreement has an indefinite term. If the agreement is terminated by the Company without cause, or by Dr. Slilaty for good reason (each as defined in the agreement), Dr. Slilaty will be entitled to a severance payment of $14 million USD.

On October 21, 2024, the Company entered into an employment agreement with Camille Sebaaly, the Company’s chief financial officer. Pursuant to the employment agreement, deemed effective January 1, 2024, Mr. Sebaaly will continue to serve as the Company’s chief financial officer and will also serve as secretary of Nora Pharma. Mr. Sebaaly will receive an annual base salary of $411,000 CAD, which will increase annually in the minimum amount of 5% or the change in the US Consumer Price Index, whichever is higher. Mr. Sebaaly will also be entitled to an annual bonus in an amount to be determined by the Company’s board of directors. The agreement has an indefinite term. If the agreement is terminated by the Company without cause (as defined in the agreement), Mr. Sebaaly will be entitled to a severance payment of $2 million CAD.

On October 21, 2024, the Company entered into an employment agreement with Dr. Abderrazzak Merzouki, the Company’s chief operating officer. Pursuant to the employment agreement, deemed effective January 1, 2024, Dr. Merzouki will continue to serve as the Company’s chief operating officer and will also serve as chief scientific officer of Nora Pharma. Dr. Merzouki will receive an annual base salary of $328,800 CAD, which will increase annually in the minimum amount of 5% or the change in the US Consumer Price Index, whichever is higher. Dr. Merzouki will also be entitled to an annual bonus in an amount to be determined by the Company’s board of directors. The agreement has an indefinite term. If the agreement is terminated by the Company without cause (as defined in the agreement), Dr. Merzouki will be entitled to a severance payment of $2 million CAD.

Outstanding Equity Awards at 2023 Fiscal Year-End

We did not have any outstanding equity awards as of December 31, 2023.

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Director Compensation

The following table sets forth compensation we paid to our directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	All Other Compensation	Total ($)
Dr. Rabi Kiderchah	80,000	–	–	–	80,000
Mr. David Natan	80,000	–	–	–	80,000
Dr. Abderrazzak Merzouki	80,000	–	–	–	80,000
Dr. Andrew Keller	80,000	–	–	–	80,000
Dr. Steve N. Slilaty	80,000	–	–	–	80,000

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TRANSACTIONS WITH RELATED PERSONS

On February 22, 2022, we redeemed 990,000 shares of Series B Preferred Stock held by Dr. Steve Slilaty, our CEO, at a redemption price equal to the stated value of $0.10 per share.

On February 8, 2024, we sold 20,000 shares of Series B Preferred Stock to Dr. Slilaty for a purchase price equal to the stated value of $0.10 per share.

On March 4, 2024, we sold 100,000 shares of Series B Preferred Stock to Dr. Slilaty for a purchase price equal to the stated value of $0.10 per share.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of common stock and Series B Preferred Stock as of November 5, 2024, by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group, and (iv) any person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), believed by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The percentages listed are based upon 1,999,660 shares of common stock and 130,000 shares of Series B Preferred Stock issued and outstanding as of November 5, 2024. Each share of Series B Preferred Stock entitles the holder to 1,000 votes.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares4)

Common	Dr. Steve N. Slilaty(1) 579 Rue Lajeunesse Laval, Quebec H7X 3K4, Canada	1,911	(2)	*
Series B Preferred		130,000		100%

Common	Camille Sebaaly(1) 3040 Levesque West, Suite 506 Laval, Quebec H7V 2G3, Canada	60		*

Common	Dr. Abderrazzak Merzouki(1) 731 Place de l’Eeau Vive Laval, Quebec H7Y 2E1, Canada	59		*

Common	Dr. Andrew Keller(1) c/o Sunshine Biopharma Inc. 333 Las Olas Way, CU4 Suite 433 Fort Lauderdale, FL 33301	0		*

Common	David Natan(1) c/o Sunshine Biopharma Inc. 333 Las Olas Way, CU4 Suite 433 Fort Lauderdale, FL 33301	0		*

	All Officers and Directors as Group (5 persons):
Common		2,030		1.1%
Series B Preferred		130,000		100%

____________________

* Less than 1%.

(1)	Officer and/or director of our Company.
(2)	Includes 1,850 shares of common stock owned by Malek Chamoun, the President of Nora Pharma Inc., a wholly-owned subsidiary of the Company. Mr. Chamoun is not an officer or director of the Company. Dr. Slilaty controls the voting of Mr. Chamoun’s shares through a voting agreement between Mr. Chamoun and Dr. Slilaty dated October 20, 2022.

32

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 3,000,000,000 shares of common stock, par value of $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.10 per share. 1,000,000 shares of our preferred stock are designated as Series B Preferred Stock.

As of November 5, 2024, there were 1,999,660 shares of our common stock, outstanding, which does not include:

•	481 shares issuable upon exercise of outstanding warrants with an exercise price of $220;
•	400 shares issuable upon exercise of outstanding warrants with an exercise price of $4,440;
•	12,934,062 shares issuable upon exercise of Series B Warrants with an exercise price of $2.7879, subject to further adjustment; and
•	130,000 outstanding shares of Series B Preferred Stock, which are not convertible into common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the voting power of our stockholders for the election of directors can elect all of the directors. Holders of one-third of the voting power of the Company’s stockholders, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the voting power of the Company’s stockholders is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

Blank Check Preferred Stock

Our articles of incorporation authorize the issuance of 30,000,000 shares of preferred stock, par value $0.10 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series B Preferred Stock

1,000,000 shares of our authorized preferred stock have been designated Series B Preferred Stock. 130,000 shares of Series B Preferred Stock are outstanding and held by our chief executive officer, Dr. Steve N. Slilaty.

The Series B Preferred Stock votes together with the common stock on all matters submitted to a vote of the Company’s stockholders. Each share of Series B Preferred Stock entitles the holder to 1,000 votes.

Upon any liquidation or dissolution of the Company, the Series B Preferred Stock will be entitled to a payment equal to the stated value of $0.10 per share, prior to any payments being made with respect to the common stock. The Series B Preferred Stock is not redeemable by the Company and is entitled to dividends when, as and if declared by the board of directors in its sole discretion.

33

PLAN OF DISTRIBUTION

We are offering up to 12,934,062 shares of common stock issuable upon exercise of outstanding Series B Warrants. The Series B Warrants were issued by the Company pursuant to its public offering which closed on February 15, 2014. The Series B Warrants have a five year term commencing on the date of issuance and a current exercise price of $2.7879 per share. The number of shares underlying the Series B Warrants and the exercise price are subject to further adjustment.

Because there is no assurance any of the Series B Warrants will be exercised at the current exercise price, or at all, the actual public offering amount, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth herein. Series B Warrant holders may exercise their Series B Warrants by submitting notices of exercises, and paying the exercise price, in accordance with the terms set forth in the Series B Warrants. If there is no effective registration statement for the underlying shares, holders may elect to exercise the Series B Warrants on a cashless basis.

We estimate that our expenses in connection with this offering will be approximately $50,000.

34

LEGAL MATTERS

The validity of the securities being offered by this prospectus has passed upon for us by Andrew I. Telsey, P.C., Englewood, Colorado.

EXPERTS

The consolidated financial statements of Sunshine Biopharma, Inc. at December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, and other information with the SEC. The SEC maintains an Internet site that contains these reports and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. We also maintain a website at https://sunshinebiopharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

35

Sunshine Biopharma, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2024

F-1

Sunshine Biopharma Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,206,655	$16,292,347
Accounts receivable	3,218,682	2,552,362
Inventory	9,820,730	5,734,755
Prepaid expenses	735,796	310,591
Total Current Assets	25,981,863	24,890,055
Long-Term Assets:
Property & equipment	590,801	365,868
Intangible assets	2,942,684	1,444,259
Right-of-use-asset	541,468	646,779
Total Long-Term Assets	4,074,953	2,456,906
TOTAL ASSETS	$30,056,816	$27,346,961

LIABILITIES
Current Liabilities:
Accounts payable & accrued expenses	$4,157,253	$2,585,466
Earnout payable	–	2,547,831
Income tax payable	254,971	299,869
Current portion - right-of-use-liability	116,253	118,670
Total Current Liabilities	4,528,477	5,551,836
Long-Term Liabilities:
Deferred tax liability	48,729	48,729
Right-of-use-liability	440,298	539,035
Total Long-Term Liabilities	489,027	587,764
TOTAL LIABILITIES	5,017,504	6,139,600

SHAREHOLDERS' EQUITY
Preferred Stock, Series B $0.10 par value per share; 1,000,000 shares authorized; 130,000 and 10,000 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	13,000	1,000
Common Stock, $0.001 par value per share; 3,000,000,000 shares authorized; 1,999,660 and 14,012 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	2,000	14
Capital paid in excess of par value	91,737,284	84,415,900
Accumulated comprehensive income	168,590	696,105
Accumulated (Deficit)	(66,881,562)	(63,905,658)
TOTAL SHAREHOLDERS' EQUITY	25,039,312	21,207,361

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$30,056,816	$27,346,961

See Accompanying Notes To These Financial Statements

F-2

Sunshine Biopharma Inc.

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2024	2023	2024	2023

Sales	$8,435,178	$5,957,668	$25,279,291	$16,412,586
Cost of sales	5,569,027	3,967,412	17,702,546	10,641,461
Gross profit	2,866,151	1,990,256	7,576,745	5,771,125

General & Administrative Expenses:
Accounting	124,772	56,350	565,172	301,381
Consulting	475,032	221,781	576,481	745,850
Director fees	100,000	100,000	300,000	300,000
Legal	118,311	133,302	563,745	392,874
Marketing	282,745	241,897	737,116	502,987
Office	530,334	544,215	2,203,970	1,422,058
R&D	126,362	238,012	784,630	1,039,502
Salaries	2,093,850	1,144,377	5,183,738	4,344,801
Taxes	56,471	52,586	278,177	212,953
Depreciation	64,627	37,210	158,115	106,797
Total General & Administrative Expenses:	3,972,504	2,769,730	11,351,144	9,369,203

(Loss) from operations	(1,106,353)	(779,474)	(3,774,399)	(3,598,078)

Other Income (Expense):
Foreign exchange (loss)	15,153	40	295,921	(206)
Interest income	108,614	207,431	396,698	624,361
Interest expense	–	(38,527)	(245)	(107,198)
Total Other Income (Expense)	123,767	168,944	692,374	516,957

Net (loss) before income taxes	(982,586)	(610,530)	(3,082,025)	(3,081,121)
Provision for income taxes	(215,217)	(40,952)	106,121	(174,899)
Net (Loss)	$(1,197,803)	$(651,482)	$(2,975,904)	$(3,256,020)

Comprehensive Income (Loss):
Gain (Loss) from foreign exchange translation	851,640	(460,507)	(527,515)	42,702
Comprehensive Income (Loss)	$(346,163)	$(1,111,989)	$(3,503,419)	$(3,213,318)

Basic and fully diluted (Loss) per common share	$(0.94)	$(50.72)	$(13.61)	$(265.71)
Weighted Average Common Shares Outstanding (Basic)	1,267,565	12,845	218,634	12,254

See Accompanying Notes To These Financial Statements

F-3

Sunshine Biopharma Inc.

Consolidated Statements of Cash Flows (Unaudited)

	September 30,	September 30,
	2024	2023

Cash Flows From Operating Activities:
Net (Loss)	$(2,975,904)	$(3,256,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	158,128	106,794
Foreign Exchange	–	(374)
Stock issued for services	12,000	–
Accounts receivable	(1,321,173)	(118,482)
Inventory	(4,201,955)	(1,221,112)
Prepaid expenses	251,391	247,977
Accounts Payable & accrued expenses	2,229,074	(587,973)
Earn-out payable	(2,547,831)	(172,076)
Income tax payable	(727,628)	(1,084,169)
Net Cash Flows (Used In) Operating Activities	(9,123,898)	(6,085,435)

Cash Flows From Investing Activities:
Reduction in right-of-use asset	92,231	97,498
Purchase of intangible assets	(327,088)	(19,804)
Purchase of equipment	(1,554,455)	(464,614)
Net Cash Flows (Used In) Investing Activities	(1,789,312)	(386,920)

Cash Flows From Financing Activities:
Proceeds from public offering net (common stock)	8,522,411	4,089,218
Exercise of warrants	1,940,610	1,156
Purchase of treasury stock	(3,139,651)	(541,143)
Lease liability	(87,852)	(93,125)
Net Cash Flows Provided by Financing Activities	7,235,518	3,456,106

Cash and Cash Equivalents at Beginning of Period	16,292,347	21,826,437
Net increase (decrease) in cash and cash equivalents	(3,677,692)	(3,016,249)
Foreign currency translation adjustment	(408,000)	35,952
Cash and Cash Equivalents at End of Period	$12,206,655	$18,846,140

Supplementary Disclosure of Cash Flow Information:
Cash paid for income taxes	$956,012	$–
Stock issued for services	$12,000	$–

See Accompanying Notes To These Financial Statements

F-4

Sunshine Biopharma Inc.

Consolidated Statements of Shareholders' Equity (Unaudited)

Three Months	Number Of Common Shares	Common	Capital Paid in Excess of Par	Treasury	Number Of Preferred Shares	Preferred	Comprehensive	Accumulated
Periods	Issued	Stock	Value	Stock	Issued	Stock	Income	Deficit	Total
Balance June 30, 2024	1,170,510	1,171	$89,842,503	$–	130,000	$13,000	$(683,050)	$(65,683,759)	$23,489,865
Exercise of warrants	829,150	829	1,894,781	–	–	–	–	–	1,895,610
Net (loss)	–	–	–	–	–	–	851,640	(1,197,803)	(346,163)
Balance at September 30, 2024	1,999,660	$2,000	$91,737,284	$–	130,000	13,000	$168,590	$(66,881,562)	25,039,312

Balance June 30, 2023	12,873	$13	$84,447,876	$–	10,000	$1,000	$665,056	$(62,004,152)	$23,109,793
Repurchase stock	(34)	–	(34,321)	–	–	–	–	–	(34,321)
Net (loss)	–	–	–	–	–	–	(460,507)	(651,482)	(1,111,989)
Balance at September 30, 2023	12,839	$13	$84,413,555	$–	10,000	$1,000	$204,549	$(62,655,634)	$21,963,483

Nine Months
Periods
Balance December 31, 2023	14,012	14	$84,415,900	$–	10,000	$1,000	$696,105	$(63,905,658)	$21,207,361
Preferred Stock issued to related party	–	–	–	–	120,000	12,000	–	–	12,000
Common stock and pre-funded warrants issued in an underwritten offering	13,214	13	8,522,398	–	–	–	–	–	8,522,411
Exercise of warrants	1,972,434	1,973	1,938,637	–	–	–	–	–	1,940,610
Repurchase of warrants	–	–	(3,139,651)	–	–	–	–	–	(3,139,651)
Net (loss)	–	–	–	–	–	–	(527,515)	(2,975,904)	(3,503,419)
Balance at September 30, 2024	1,999,660	$2,000	$91,737,284	$–	130,000	13,000	$168,590	$(66,881,562)	25,039,312

Balance December 31, 2022	11,293	$11	$80,864,326	$–	10,000	$1,000	$161,847	$(59,399,614)	$21,627,570
Repurchase stock	(257)	–	(541,143)	–	–	–	–	–	(541,143)
Common stock and prefunded warrants issued in a private offering	1,225	1	4,089,217	–	–	–	–	–	4,089,218
Exercise of warrants	578	1	1,155	–	–	–	–	–	1,156
Net (loss)	–	–	–	–	–	–	42,702	(3,256,020)	(3,213,318)
Balance at September 30, 2023	12,839	$13	$84,413,555	$–	10,000	$1,000	$204,549	$(62,655,634)	$21,963,483

See Accompanying Notes To These Financial Statements

F-5

Sunshine Biopharma Inc.

Notes to Unaudited Consolidated Financial Statements

For the Nine Months Ended September 30, 2024 and 2023

Note 1 – Description of Business

The Company was incorporated under the name Mountain West Business Solutions, Inc. on August 31, 2006, in the State of Colorado. Effective October 15, 2009, the Company acquired Sunshine Biopharma Inc. in a transaction classified as a reverse acquisition. Upon completion of the reverse acquisition, the Company changed its name to Sunshine Biopharma Inc. and began operating as a pharmaceutical company.

Sunshine Biopharma operates two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio of pharmaceutical products consisting of 63 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

The Company has determined that it has two reportable segments:

•	Prescription Generic Pharmaceuticals (“Generic Pharmaceuticals”)
•	Nonprescription Over-The-Counter Products (“OTC Products)

Through September 30, 2024, sales from the Generic Pharmaceuticals segment represented approximately 97% of total revenues of the Company while the remaining approximately 3% was generated from the sale of OTC Products. Based on these results, the Company deems segmentation reporting to be immaterial at September 30, 2024.

The Company is not subject to material customer concentration risks as it sells its products directly to pharmacies in several Canadian provinces. However, in Canada provincial governments reimburse patients for their prescription drugs expenditures to various degrees under drug reimbursement programs, making generic drugs prices highly dependent on governmental policies which may change over time. The most recent negotiations between the pan-Canadian Pharmaceutical Alliance and the Canadian Generic Pharmaceutical Association resulted in updated generic pricing for certain products which took effect on October 1, 2023. The updated prices are valid for three years and the agreement may be extended for an additional two years.

In addition, the Company is engaged in the development of the following proprietary drugs:

•	Adva-27a, a small chemotherapy molecule for treatment of pancreatic cancer (IND-enabling studies were paused on November 2, 2023)
•	K1.1 mRNA, a lipid nano-particle (LNP) targeted for liver cancer
•	SBFM-PL4, a protease inhibitor for treatment of SARS Coronavirus infections

F-6

Note 2 – Basis of Presentation

The unaudited consolidated financial statements of the Company for the three and nine month periods ended September 30, 2024 and 2023, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2023, was derived from the audited financial statements included in the Company's financial statements as of and for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2024. These financial statements should be read in conjunction with that report.

On April 17, 2024 and August 8, 2024, the Company completed 1-for-100 and 1-for-20 reverse splits of its common stock, respectively (the “Reverse Splits”). The share amounts, warrants, and related parameters specified in this report have been adjusted to reflect both Reverse Splits on a retroactive basis.

Note 3 – Underwritten Public Offering

On February 15, 2024, the Company completed an underwritten public offering for gross proceeds of approximately $10 million, before deducting fees to the underwriter and other offering expenses payable by the Company. The net proceeds received by the Company were $8,522,411.

The offering consisted of 35,714 Units, consisting of (i) 13,214 Common Units, with each Common Unit consisting of one share of common stock, one-tenth of a Series A warrant to purchase one share of common stock (“Series A Warrant”) and two-tenths of a Series B warrant to purchase one share of common stock (“Series B Warrant”), and (ii) 22,500 Pre-Funded Units, with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of common stock (“Pre-Funded Warrants”), one-tenth of a Series A Warrant and two-tenths of a Series B Warrant. The public offering price was $280 per Common Unit and $278 per Pre-Funded Unit. The Pre-Funded Warrants have an exercise price of $2.00 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full. The initial exercise price of each Series A Warrant was $4,200 per share of common stock or pursuant to an alternative cashless exercise option. Under the alternative cashless exercise provision, which became effective following stockholder approval in March 2024, each Series A Warrant was exercisable on a cashless basis for two shares of common stock. The Series A Warrants were exercisable immediately and expire 30 months after the initial issuance date. The initial exercise price of each Series B Warrant was $4,760 per share of common stock. The Series B Warrants are exercisable immediately and expire 60 months after the initial issuance date.

In addition (effective following stockholder approval), the Series A Warrants and Series B Warrants included a provision under which, following a reverse split of the common stock, the exercise price will be adjusted to the lowest volume weighted average price (“VWAP”) for the five trading days immediately preceding and immediately following the date of reverse stock split, and the number of shares issuable upon exercise of the Series A Warrants or Series B Warrants will be adjusted such that the aggregate exercise price of the Series A Warrants or Series B Warrants will remain unchanged. The Series B Warrants do not include an alternate cashless exercise provision and can only be exercised for cash so long as the Company’s registration statement for the underlying shares remains effective.

F-7

In addition, the Company granted the underwriter, Aegis Capital Corp. ("Aegis"), a 45-day option to purchase up to an additional 15% of the total number of shares of common stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants sold in the offering, solely to cover overallotments, if any. On February 15, 2024, Aegis partially exercised its over-allotment option for a total of 415 Series A Warrants and 830 Series B Warrants.

On February 13, 2024, the Company obtained stockholder approval for (i) adjustment of the number of underlying shares and exercise price for both the Series A Warrants and the Series B warrants, and (ii) the alternate cashless exercise provision for the Series A warrants.

As of September 30, 2024, all of the Pre-Funded Warrants, all of the Series A warrants, and 678,865 Series B Warrants have been exercised resulting in the Company issuing 22,500, 1,120,784, and 678,865 shares of common stock, respectively. In connection with such exercises, the Company received net proceeds of $45,000, $0, and $1,892,608, respectively.

As of September 30, 2024, the only warrants remaining outstanding in connection with this offering are 12,934,062 Series B Warrants exercisable at $2.7879 per share. The exercise price and number of underlying shares under the Series B Warrants are subject to further adjustments.

Note 4 – Acquisition of Nora Pharma Inc.

On October 20, 2022, the Company acquired all of the issued and outstanding shares of Nora Pharma Inc. (“Nora Pharma”), a Canadian privately held pharmaceutical company. The purchase price for the shares was $18,860,637, $14,346,637 of which was paid in cash and the remainder was paid through the issuance of 1,850 shares of the Company’s common stock valued at $4,514,000 or $2,440 per share. Nora Pharma sells generic pharmaceutical products in Canada. Nora Pharma’s operations are authorized by a Drug Establishment License issued by Health Canada.

The following table summarizes the allocation of the purchase price as of October 20, 2022, the acquisition date using Nora Pharma’s balance sheet assets and liabilities:

Schedule of allocation of purchase price
Accounts receivable	$1,358,121
Inventory	3,181,916
Intangible assets	659,571
Equipment & furniture	210,503
Other assets	1,105,093
Total assets	6,515,204
Liabilities assumed	(5,981,286)
Net assets	533,918
Goodwill	18,326,719
Total Consideration	$18,860,637

The value of the 1,850 shares issued as part of the consideration paid for Nora Pharma was determined based on the reverse splits adjusted closing market price of the Company’s common stock on the acquisition date, October 20, 2022 ($2,440 per share). See Note 6 – Reverse Stock Splits

The Company impaired 100% of the goodwill amount in 2022 and plans to depreciate the intangible assets as detailed in Note 5 below.

As part of the consideration paid for Nora Pharma, the Company agreed to a $5,000,000 CAD ($3,632,000 USD) earn-out payable to Mr. Malek Chamoun, the Seller of Nora Pharma and its current President. The earnout is payable in the form of twenty (20) payments of $250,000 CAD for every $1,000,000 CAD increase in gross sales (as defined in the Purchase Agreement) above Nora Pharma’s June 30, 2022 gross sales, provided that his employment with the Company is not terminated pursuant to the Company’s employment agreement with him. The total earn-out amount of $3,632,000 has been recorded as a salary payable. During the fiscal year ended December 31, 2023, the Company paid an earn-out of $1,084,169 for the fiscal year ended December 31, 2022. On April 22, 2024, the Company paid an earn-out of $3,093,878 CAD (approximately $2,291,761 USD) for the earn-out realized in fiscal year 2023. The current remaining earn-out balance is $479,207 CAD (approximately $354,968 USD).

F-8

Note 5 – Intangible Assets

Intangible assets, net consisted of the following:

Schedule of intangible assets
	September 30, 2024	December 31, 2023
Balance at beginning of the year	$1,444,259	776,856
Purchase of additional intangible assets (licenses)	1,594,373	710,372
Total	3,038,632	1,487,228
Less accumulated amortization	(95,948)	(42,969)
Finite-lived intangible assets, net	$2,942,684	$1,444,259

As of September 30, 2024, the estimated amortization amounts of the Company’s intangible assets for each of the next five years are as follows:

Schedule of estimated amortization expense
2025	$105,462
2026	105,462
2027	105,462
2028	71,032
2029	19,621

Note 6 – Reverse Stock Splits

Effective April 17, 2024 and August 8, 2024, the Company completed 1-for-100 and 1-for-20 reverse splits of its common stock, respectively. The Company had previously completed three (3) reverse stock splits including a 1-for-200 reverse split on February 9, 2022, and two 1-for-20 reverse splits, one in 2019 and the other in 2020. The Company’s financial statements included in this report reflect all five (5) reverse stock splits on a retroactive basis for all periods presented and for all references to common stock, unless specifically stated otherwise.

Note 7 – Capital Stock

The Company’s authorized capital is comprised of 3,000,000,000 shares of common stock, par value $0.001, and 30,000,000 shares of preferred stock, $0.10 par value. As of September 30, 2024, the Company had authorized 1,000,000 shares of Series B Preferred Stock. The Series B Preferred Stock is non-convertible and non-redeemable. It has a liquidation preference equal to the stated value of $0.10 per share, relative to the common stock and gives the holder the right to 1,000 votes per share. As of September 30, 2024, 130,000 shares of Series B Preferred Stock were outstanding and held by the Company’s Chief Executive Officer.

On February 17, 2022, the Company completed a public offering and received net proceeds of $6,833,071 from the offering. Pursuant to the public offering, the Company issued and sold an aggregate of 941 shares of common stock and 20,051 warrants to purchase shares of common stock (the “Tradeable Warrants”).

On October 12, 2023, the Company held a special meeting of the holders of the outstanding Tradeable Warrants in which the holders of the majority of the outstanding Tradeable Warrants approved an amendment to the Warrant Agent Agreement to eliminate the provision that prohibited the Company’s CEO from exercising his voting rights under the Series B Preferred Stock, as well as to lower the exercise price of the Tradeable Warrants from $4,440 to $220. The Company entered into the amendment to the Warrant Agent Agreement on October 18, 2023.

F-9

On March 14, 2022, the Company completed a private placement and received net proceeds of $6,781,199. In connection with this private placement, the Company issued (i) 1,150 shares of its common stock together with investor warrants (“Investor Warrants”) to purchase up to 1,150 shares of common stock, and (ii) 651 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with Investor Warrants to purchase up to 6,511 shares of common stock. Each share of common stock and accompanying Investor Warrant was sold together at a combined offering price of $4,440 and each Pre-Funded Warrant and accompanying Investor Warrant were sold together at a combined offering price of $4,438. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and could be exercised at any time until all of the Pre-Funded Warrants were exercised in full. The Investor Warrants have an exercise price of $4,440 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On April 28, 2022, the Company completed another private placement and received net proceeds of $16,752,915. In connection with this private placement, the Company issued (i) 1,236 shares of its common stock together with warrants (“April Warrants”) to purchase up to 2,472 shares of common stock, and (ii) 1,195 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with April Warrants to purchase up to 2,390 shares of common stock. Each share of common stock and accompanying two April Warrants were sold together at a combined offering price of $8,020 and each Pre-Funded Warrant and accompanying two April Warrants were sold together at a combined offering price of $8,018. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The April Warrants have an exercise price of $7,520 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On October 20, 2022, the Company issued 1,850 shares of common stock as part of the acquisition of Nora Pharma. These shares were valued at $4,514,000, or $2,440 per share.

On January 19, 2023, the Company announced a stock repurchase program of up to $2 million (“Stock Repurchase Program”). During the six months ended June 30, 2023, the Company repurchased a total of 2,228 shares of common stock at an average price of $2,274.20 per share for a total cost of $506,822. The 2,228 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 11,292 to 9,064.

On May 16, 2023, the Company completed a private placement pursuant to a securities purchase agreement with an institutional investor for gross proceeds of approximately $5 million, before deducting fees to the placement agent and other offering expenses payable by the Company. The net proceeds received by the Company were $4,089,218. In connection with the private placement, the Company issued (i) 1,225 shares of common stock, (ii) 1,751 pre-funded warrants (the “May Pre-Funded Warrants”), and (iii) investor warrants (the “May Warrants”) to purchase up to 5,952 shares of common stock. Each share of common stock and accompanying two May Warrants were sold together at a combined offering price of $1,680 and each May Pre-Funded Warrant and accompanying two May Warrants were sold together at a combined offering price of $1,678. The May Pre-Funded Warrants are immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the May Pre-Funded Warrants are exercised in full. The May Warrants have an exercise price of $1,180 per share (subject to adjustment as set forth therein), are exercisable upon issuance and will expire five and a half years from the date of issuance.

In 2022 and 2023, the Company issued a total of 5,396 shares of common stock in connection with warrant exercises for aggregate net proceeds of $13,196,681.

In July 2023, the Company repurchased a total of 34 shares of common stock under the Stock Repurchase Program announced on January 19, 2023, at an average price of $1,009.20 per share for a total cost of $34,321. In October 2023, the 34 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 12,873 to 12,839.

F-10

On November 16, 2023, the Company issued 1,173 shares of common stock and received net proceeds of $2,346 in connection with the exercise of all 1,173 remaining May Pre-Funded Warrants at an exercise price of $2.00 per share.

On February 8, 2024, the Company issued 20,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On February 15, 2024, the Company completed an underwritten public offering and in connection therewith it issued an aggregate of 35,714 shares of common stock, of which 22,500 shares were issued in connection with pre-funded warrant exercises.

On March 4, 2024, the Company issued 100,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On April 17, 2024, the Company completed a 1-for-100 reverse split of its common stock.

In April and May 2024, the Company issued 1,120,784 shares of common stock in connection with the cashless exercise of all of the Series A Warrants and received $0 in net proceeds.

On August 16, 2024, the Company issued 150,285 shares of common stock in connection with the rounding up of fractional shares following the reverse stock splits of April 17, 2024 and August 8, 2024.

In August and September 2024, the Company issued 678,865 shares of common stock in connection with the exercise of 678,865 Series B Warrants and received aggregate net proceed of $1,892,608.

As of September 30, 2024 and December 31, 2023, the Company had a total of 1,999,660 and 14,012 shares of common stock issued and outstanding, respectively.

The Company has declared no dividends since inception.

Note 8 – Warrants

The Company accounts for issued warrants either as a liability or equity in accordance with ASC 480-10 or ASC 815-40. Under ASC 480-10, warrants are considered a liability if they are mandatorily redeemable and they require settlement in cash, other assets, or a variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Company considers the requirements of ASC 815-40 to determine whether the warrants should be classified as a liability or as equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP standard. Equity-classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

F-11

In 2022, 2023, and during the nine months ended September 30, 2024, the Company completed five (5) financing events, and in connection therewith, it issued warrants as follows:

Schedule of warrants issued with financing
Type	Number	Exercise Price	Expiry Date
2022 Pre-Funded Warrants	1,846	$2.00	Unlimited
Tradeable Warrants	2,051	$4,440.00	February 2027
Investor Warrants	1,801	$4,440.00	March 2027
April Warrants	4,862	$7,520.00	April 2027
May Pre-Funded Warrants	1,751	$2.00	Unlimited
May Investor Warrants	5,952	$1,180.00	November 2028
2024 Pre-Funded Warrants	22,500	$2.00	Unlimited
Series A Warrants	3,986*	$4,200.00*	August 2026
Series B Warrants	7,973*	$4,760.00*	February 2029

*	Subject to adjustments per the Series A and Series B Warrant Agreements.

As of September 30, 2024, all of the 2022 Pre-Funded Warrants, all of the May Pre-Funded Warrants, all of the 2024 Pre-Funded Warrants, a total of 1,569 Tradeable Warrants, 1,401 Investor Warrants, all of the Series A Warrants, and 678,865 Series B Warrants were exercised resulting in aggregate net proceeds of $15,134,289 received by the Company.

On February 11, 2024, the Company redeemed all of the April Warrants and all of the May Investor Warrants for an aggregate purchase price of $3,139,651.

The Company’s outstanding warrants as of September 30, 2024 consisted of the following:

Schedule of warrants outstanding
Type	Number	Exercise Price	Expiry Date
Tradeable Warrants	481	$220.00	February 2027
Investor Warrants	400	$4,440.00	March 2027
Series B Warrants	12,934,062*	$2.7879*	February 2029

*	As adjusted and subject to further adjustments per the Series B Warrant Agreements.

Note 9 – Earnings Per Share

The following table sets forth the computation of basic and diluted net income per share for the quarters ended September 30:

Schedule of computation of basic and diluted net income per share
	2024	2023
Net gain (loss) attributable to common stock	$(1,197,803)	$(651,482)
Basic weighted average outstanding shares of common stock	1,267,565	12,845
Dilutive common share equivalents	–	–
Dilutive weighted average outstanding shares of common stock	1,267,565	12,845
Net gain (loss) per share attributable to common stock	$(0.94)	$(50.72)

F-12

Note 10 – Lease

The Company has obligations as a lessee for office and warehouse space with initial non-cancellable terms in excess of one year. The Company classified the lease as an operating lease. The lease contains a renewal option for a period of five years. Because the Company is certain to exercise the renewal option, the optional period is included in determining the lease term, and associated payments under the renewal option are included in the lease payments. The Company’s lease does not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease include fixed payments plus a variable payment. The Company’s lease requires it to make variable payments for the Company’s proportionate share of building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine lease liability and are recognized as variable costs when incurred.

Amounts reported on the balance sheet as of September 30, 2024, were as follows:

Schedule of lease information
Operating lease ROU asset	$541,468
Operating lease liability - Short-term	$116,253
Operating lease liability - Long-term	$440,298
Remaining lease term	5 years 3 months
Discount rate	6%

Amounts disclosed for ROU assets obtained in exchange for lease obligations and reductions of ROU assets resulting from reductions of lease obligations include amounts reduced from the carrying amount of ROU assets resulting from deferred rent.

Maturities of lease liabilities under non-cancellable operating leases at September 30, 2024 are as follows:

Schedule of maturities of lease liabilities
2024	$28,418
2025	$116,458
2026	$110,305
2027	$103,897
2028	$97,861
Thereafter	$99,611

Note 11 – Management and Director Compensation

The Company paid its officers cash compensation totaling $240,176 and $245,000, and $1,595,711 and $1,290,000 for the three- and nine-month periods ended September 30, 2024 and 2023, respectively. Of the $1,595,711 amount, $400,000 was paid to Advanomics Corporation, a company controlled by the CEO of the Company.

The Company paid its directors aggregate cash compensation totaling $100,000 for each of the three months periods ended September 30, 2024 and 2023, and $300,000 for each of the nine-month periods ended September 30, 2024 and 2023.

F-13

Note 12 – Income Taxes

Our Income tax (expense) / benefit of $(130,551) and $190,787 for the three and nine months ended September 30, 2024, respectively, is primarily due to operations outside of the United States and changes in valuation allowance related to certain deferred tax assets generated or utilized in the applicable period.

Our income tax (expense) of $(40,952) and $(174,899) for the three and nine months ended September 30, 2023, respectively, is primarily due to operations outside of the United States and changes in valuation allowance related to certain deferred tax assets generated or utilized in the applicable period.

Deferred tax assets are regularly reviewed for recoverability by jurisdiction and valuation allowances are established based on historical and projected future taxable losses and the expected timing of the reversal of existing temporary differences. The Company has recorded valuation allowances against the majority of its deferred tax assets of September 30, 2024, and the Company expects to maintain these valuation allowances until there is sufficient evidence that future earnings can be achieved, which is uncertain at this time.

The Company's consolidated financial statements contain various tax related entries the same being due to the operations of the two Canadian subsidiaries and are in compliance with Canadian tax laws.

F-14

CONSOLIDATED FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

At December 31, 2023 and 2022

F-15

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Sunshine Biopharma, Inc.

Opinion on the Financial Statements

We have audited the retrospective adjustments related to the reverse stock split discussed in Note 2, the accompanying consolidated balance sheets of Sunshine Biopharma, Inc. (the “Company”) as of December 31, 2023 and 2022. Additionally, we have audited the accompanying consolidated balance sheet of Sunshine Biopharma, Inc. as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

November 6, 2024

F-16

Sunshine Biopharma, Inc.

Consolidated Balance Sheets

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$16,292,347	$21,826,437
Accounts receivable	2,552,362	1,912,153
Inventory	5,734,755	3,289,945
Prepaid expenses	310,591	283,799
Total Current Assets	24,890,055	27,312,334
Property and equipment	365,868	394,249
Intangible assets	1,444,259	776,856
Right-of-use-asset	646,779	760,409
TOTAL ASSETS	$27,346,961	$29,243,848

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$2,585,466	$2,802,797
Earnout payable	2,547,831	3,632,000
Income tax payable	299,869	373,191
Right-of-use-liability	118,670	123,026
Total Current Liabilities	5,551,836	6,931,014
Long-Term Liabilities:
Deferred tax liability	48,729	43,032
Right-of-use-liability	539,035	642,232
Total Long-Term Liabilities	587,764	685,264
TOTAL LIABILITIES	6,139,600	7,616,278

SHAREHOLDERS' EQUITY
Preferred Stock Series B $0.10 par value per share; 1,000,000 shares authorized 10,000 shares issued and outstanding	1,000	1,000
Common Stock $0.001 par value per share; 3,000,000,000 shares authorized; 14,012 and 11,293 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	14	11
Capital paid in excess of par value	84,415,900	80,864,326
Accumulated comprehensive income	696,105	161,847
Accumulated (Deficit)	(63,905,658)	(59,399,614)
TOTAL SHAREHOLDERS' EQUITY	21,207,361	21,627,570

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,346,961	$29,243,848

See Accompanying Notes To These Financial Statements

F-17

Sunshine Biopharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2023	2022

Sales	$24,092,787	$4,345,603
Cost of sales	15,753,616	2,649,028
Gross profit	8,339,171	1,696,575

General and Administrative Expenses:
Accounting	463,705	341,139
Consulting	850,173	842,894
Director fees	400,000	300,000
Goodwill impairment	–	18,326,719
Legal	512,199	550,117
Marketing	734,248	578,085
Office	2,142,355	796,007
Patent fees	14,108	15,148
R&D	1,855,830	811,858
Salaries	5,712,968	6,054,962
Taxes	289,737	55,233
Depreciation & amortization	149,147	25,163
Total General and Administrative Expenses	13,124,470	28,697,325

(Loss) From Operations	(4,785,299)	(27,000,750)

Other Income (Expense):
Foreign exchange (loss)	(245)	(476)
Interest income	811,974	518,650
Interest expense	(137,308)	(39,412)
Debt release	–	10,852
Total Other Income (Expense)	674,421	489,614

Net (loss) before income taxes	(4,110,878)	(26,511,136)
Provision for income taxes	395,166	233,304
Net (Loss	(4,506,044)	(26,744,440)

Foreign exchange translation	534,258	184,986
Comprehensive Income (Loss)	$(3,971,786)	$(26,559,454)

Basic and diluted (Loss) per common share	$(351.36)	$(3,523.44)

Weighted average common shares outstanding (basic & diluted)	12,825	7,590

See Accompanying Notes To These Financial Statements.

F-18

Sunshine Biopharma, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net (Loss)	$(4,506,044)	$(26,744,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	149,147	25,163
Goodwill impairment	–	18,326,719
Foreign exchange	–	548
Debt release	–	(10,852)
Accounts receivable	(594,141)	(524,486)
Inventory	(2,365,549)	42,983
Prepaid expenses	(21,143)	82,846
Accounts payable and accrued expenses	(1,364,134)	3,359,141
Deferred tax liability	–	3,628
Income tax payable	(73,247)	238,679
Interest payable	–	(48,287)
Net Cash Flows (Used In) Operating Activities	(8,775,111)	(5,248,358)

Cash Flows From Investing Activities:
Reduction in Right-of-use asset	131,949	33,379
Nora Pharma acquisition	–	(14,346,637)
Cash from Nora Pharma acquisition	–	(1,135)
Purchase of intangible assets	(705,848)	(111,015)
Purchase of equipment	(82,251)	(193,982)
Net Cash Flows (Used In) Investing Activities	(656,150)	(14,619,390)

Cash Flows From Financing Activities:
Sale of common stock in private placements	4,089,218	30,367,185
Exercise of warrants	3,502	13,193,177
Purchase of treasury stock	(541,143)	(99,000)
Lease liability	(125,990)	(31,924)
Advances to Nora Pharma - pre acquisition	–	(2,064,331)
Payments of notes payable	–	(1,900,000)
Net Cash Flows Provided by Financing Activities	3,425,587	39,465,107

Cash and Cash Equivalents at Beginning of Period	21,826,437	2,045,167
Net increase (decrease) in cash and cash equivalents	(6,005,674)	19,597,359
Effect of exchange rate changes on cash	(62,674)	(1,075)
Foreign currency translation adjustment	534,258	184,986
Cash and Cash Equivalents at End of Period	$16,292,347	$21,826,437

Supplementary Disclosure of Cash Flow Information:
Cash paid for interest	$–	$48,287
Stock issued for acquisition of Nora Pharma	$–	$4,514,000

See Accompanying Notes To These Financial Statements.

F-19

Sunshine Biopharma, Inc.

Consolidated Statements of Shareholders' Equity

	Number of Common Shares	Common	Capital Paid in Excess of Par	Number of Preferred Shares	Preferred	Compre- hensive	Accumulated
	Issued	Stock	Value	Issued	Stock	Income	Deficit	Total

Balance at December 31, 2021	1,296	1	32,789,974	1,000,000	100,000	(23,139)	(32,655,174)	211,662
Fractional shares issued for reverse stock split	2	–	–	–	–	–	–	–
Common stock and pre-funded warrants issued in public and private offerings, net of issuance costs	3,328	3	30,367,182	–	–	–	–	30,367,185
Exercise of warrants	4,817	5	13,193,172	–	–	–	–	13,193,177
Preferred stock purchased from related party	–	–	–	(990,000)	(99,000)	–	–	(99,000)
Common stock issued as part of Nora Pharma acquisition	1,850	2	4,513,998	–	–	–	–	4,514,000
Net (loss)	–	–	–	–	–	184,986	(26,744,440)	(26,559,454)
Balance at December 31, 2022	11,293	$11	$80,864,326	10,000	$1,000	$161,847	$(59,399,614)	21,627,570

Repurchase of treasury stock	(257)	–	(541,143)	–	–	–	–	(541,143)
Common stock and pre-funded warrants issued in a private offering net of expenses	1,225	1	4,089,217	–	–	–	–	4,089,218
Exercise of warrants	1,751	2	3,500	–	–	–	–	3,502
Net (loss)	–	–	–	–	–	534,258	(4,506,044)	(3,971,786)
Balance at December 31, 2023	14,012	$14	$84,415,900	10,000	$1,000	$696,105	$(63,905,658)	21,207,361

See Accompanying Notes To These Financial Statements.

F-20

Sunshine Biopharma, Inc.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 1 – Description of Business

The Company was originally incorporated under the name Mountain West Business Solutions, Inc. on August 31, 2006, in the State of Colorado. Effective October 15, 2009, the Company acquired Sunshine Biopharma, Inc. in a transaction classified as a reverse acquisition. Upon completion of the reverse acquisition transaction, the Company changed its name to Sunshine Biopharma, Inc. and began operating as a pharmaceutical company.

Sunshine Biopharma operates two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio of pharmaceutical products consisting of 52 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

The Company has determined that it has two reportable segments:

•	Prescription Generic Pharmaceuticals (“Generic Pharmaceuticals”)
•	Nonprescription Over-The-Counter Products (“OTC Products”)

Through December 31, 2023, sales from the Generic Pharmaceuticals segment represented approximately 97% of total revenues of the Company while the remaining approximately 3% was generated from the sale of OTC Products. Based on these results, the Company deems segmentation reporting to be immaterial at December 31, 2023.

The Company is not subject to material customer concentration risks as it sells its products directly to pharmacies in several Canadian Provinces. However, in Canada Provincial governments reimburse patients for their prescription drugs expenditures to various degrees under drug reimbursement programs, making generic drugs prices highly dependent on governmental policies which may change over time. The most recent negotiations between the pan-Canadian Pharmaceutical Alliance (“pCPA”) and the Canadian Generic Pharmaceutical Association have resulted in updated generic pricing for certain products which took effect on October 1, 2023. The updated prices are valid for three years and the agreement contains an option to extend for an additional two years. On February 29, 2024, the Canadian federal government tabled new drug reimbursement legislation, a bill known as PharmaCare which, if passed, would result in a single-payer program whereby the Canadian federal government would pay for the drugs sold in Canada rather than the Provinces.

In addition, the Company is engaged in the development of the following proprietary drugs:

•	Adva-27a, a small chemotherapy molecule for treatment of pancreatic cancer (IND-enabling studies were paused in November 2023 due to unfavorable results. See “Products in Development,” above.
•	K1.1 mRNA, a lipid nano-particle (LNP) targeted for liver cancer
•	SBFM-PL4, a protease inhibitor for treatment of Coronavirus infections

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist the reader in understanding the Company's financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to Generally Accepted Accounting Principles and have been consistently applied in the preparation of the financial statements.

F-21

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with US Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions made by management are valuation of equity instruments, depreciation of property and equipment, and deferred tax asset valuation. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

TRADE ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Trade accounts receivable are stated at net realizable value. The majority of customers are not extended credit and therefore time to maturity for receivables is short. On a periodic basis, management evaluates its trade accounts receivable and determines whether to record an allowance for doubtful accounts or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables.

INVENTORY VALUATION

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the first in, first out method. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and costs necessary to make the sale. The cost of inventory includes the purchase price and other costs directly attributable to the acquisition of finished goods.

CASH AND CASH EQUIVALENTS

For the Balance Sheets and Statements of Cash Flows, all highly liquid investments with maturity of 90 days or less are considered to be cash equivalents. The Company had a cash balance of $16,292,347 and $21,826,437 as of December 31, 2023 and December 31, 2022, respectively. At times such cash balances may be in excess of the FDIC limit of $250,000 in the U.S. or the equivalent in Canada.

PROPERTY AND EQUIPMENT

Property and equipment are reviewed for recoverability when events or changes in circumstances indicate that its carrying value may exceed future undiscounted cash inflows. As of December 31, 2023 and 2022, the Company had not identified any such impairment. Repairs and maintenance are charged to operations when incurred and improvements and renewals are capitalized.

F-22

Property and equipment are stated at cost. Depreciation is calculated according to the following methods at the following annual rates and period for financial reporting purposes and accelerated methods for tax purposes. Their estimated useful lives are as follows:

Office Equipment:	Straight-line and Declining balance method	5-7 Years / 20%
Computer Equipment:	Declining balance method	55%
Laboratory Equipment:	Straight-line method	5 Years
Vehicles:	Straight-line and Declining balance method	5 Years / 30%

INTANGIBLE ASSETS

Intangible assets are amortized over their estimated useful lives according to the following methods at the following annual rates and period:

Licenses:	Straight-line method	5 Years
Website:	Declining balance method	55%

Intangible assets are tested for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposal. In such a case, an impairment loss must be recognized and is equivalent to the excess of the carrying amount of a long-lived asset over its fair value.

INTELLECTUAL PROPERTY RIGHTS - PATENTS AND LICENSES

The cost of patents and licenses acquired is capitalized and is amortized over the remaining life of the patents or licenses.

The Company evaluates recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that intangible assets carrying amount may not be recoverable. Such circumstances include but are not limited to: (i) a significant decrease in the market value of an asset, (ii) a significant adverse change in the extent or manner in which an asset is used, or (iii) an accumulation of cost significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of such assets against the estimated undiscounted future cash flows associated with it.

BASIC AND DILUTED NET GAIN (LOSS) PER SHARE

The Company computes gain or loss per share in accordance with ASC 260 – Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement.

Basic net income (loss) per share is calculated by dividing net gain (loss) by the weighted-average common shares outstanding. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. As the Company incurred net losses for the year ended December 31, 2023, no potentially dilutive securities were included in the calculation of diluted earnings per share as the impact would have been anti-dilutive.

INCOME TAXES

In accordance with ASC 740 – Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

F-23

The Company expects to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2023 the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. To date, the Company has not incurred any interest or tax penalties.

For Canadian and US tax purposes, the Company’s 2020 through 2022 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

FUNCTIONAL CURRENCY

The U.S. dollar is the functional currency of the Company which is operating in the United States. The functional currency for the Company's Canadian subsidiaries is the Canadian dollar.

The Company translates its Canadian subsidiaries' financial statements into U.S. dollars as follows:

•	Assets and liabilities are translated at the exchange rate in effect as of the financial statement date.
•	Income statement accounts are translated using the weighted average exchange rate for the period.

The Company includes translation adjustments from currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of shareholders’ equity. There are currently no transactions of a long-term investment nature, nor any gains or losses from non-U.S. currency transactions.

CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company places its cash equivalents with high credit quality financial institutions.

FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies the provisions of accounting guidance, ASC 825 – Financial Instruments. ASC 825 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2023 and 2022, the fair value of cash, accounts receivable and notes receivable, accounts payable, accrued expenses, and other payables approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

The Company defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

•	Level 1 – Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2 – Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

F-24

NOTES PAYABLE

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. The Company had no notes payable as of December 31, 2023 and 2022.

REVENUE RECOGNITION

Over 97% of the Company’s revenues are derived from the sale of pharmaceutical products. Pharmaceutical products can only be sold to a specific customer that is either a registered pharmacy or a registered wholesaler. The Company therefore sells only to customers registered with Health Canada, the Canadian equivalent of the FDA. Contracts are drawn up between the wholesalers and the Company for all indirect sales. In the case of direct sales to pharmacies, purchase orders are used instead of contracts. A purchase order, forecast, or other written instructions to purchase any of the Company’s products placed by the customer constitutes an irrevocable offer to purchase. The customer is responsible for ensuring that the terms of any such order are complete and accurate. The purchase order is only deemed to be accepted when the Company (in its sole discretion) accepts the purchase order and delivers on the purchase. The acceptance of any purchase order can be full or partial, at the sole discretion of the Company. No variations to these conditions are binding on the Company unless agreed to in writing between the customer and the Company.

No significant judgments are made in connection with any contracts as the price is already determined, the collection is reasonably assured, and performance obligation is fulfilled when the customer receives the goods. The Company is not required to apply any specific judgments, estimations, or assumptions to determine the price of its products.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight after control over a product has been transferred to a customer are accounted for as a fulfillment cost and are included in cost of revenues. The amount invoiced for each product is fixed at the Company’s current price list on the date of shipping and known in advance by the customer and does not vary.

The Company is involved in a singular activity which is to sell pharmaceutical finished goods. The Company fulfills its performance obligation when the customer receives the requested products. When the products leave the Company's warehouse, the transport to the customer is insured and the transfer of ownership to the customer takes place when the customer receives goods. At this point, the Company issues an invoice for the products and remits the applicable sales taxes (GST and QST) to the appropriate governmental agency. It is when the invoice is issued that the revenue is recognized. Unless otherwise agreed to and signed by both parties, payment terms are within 30 days of the date of the invoice. The collection is reasonably assured because of the nature of the Company’s customers. The Company is conducting sales only in Canada. Prices are listed in Canadian dollars and may vary from one Province or Territory to another within Canada. All products sold by the Company are labelled and approved for sale in Canada only and are not intended for export outside of Canada.

F-25

In the event of any breach by the Company of any product warranty (whether by reason of defective materials, production faults or otherwise), the Company’s liability shall be limited to, at Company’s option, (i) replacement of the product(s) in question, or (ii) reimbursement of the purchase price. The Company carries product insurance and is not liable for products’ failure to comply with the warranty of products if the failure or damage arises because of the customer’s negligence, deliberate damage, misuse or failure to store the products in conditions per Health Canada specifications. The Company is not liable (whether in contract, in tort or otherwise) for any (i) indirect, special or consequential loss or damage, or (ii) loss of profit, goodwill, business or revenue (in each case whether direct or indirect). These conditions also apply to any replacement products supplied by the Company.

The Company warrants to the customer that, at the time of delivery, the products are compliant with all mandatory quality standards required by applicable regulatory and legal requirements. In return, the customer is required to warrant to the Company that it holds all relevant permits and approvals required under applicable laws to purchase, store, distribute, sell and use the Company’s products. Visible defects or damages must be reported to the Company in writing immediately, but no later than five (5) business days after receipt of the products. Hidden defects must be reported to the Company in writing immediately, but no later than five (5) business days after the customer becomes aware of such defects. The Company shall not be deemed to be in breach of the terms or otherwise liable to customer for any delay in performance or non-performance of its obligations due to circumstances beyond its control, including but not limited to, acts of God, floods, droughts, earthquakes or other natural disasters, terrorist attacks, wars, preparations for war, armed conflicts, civil commotions or riots, epidemics or pandemics, fires, strikes, lockouts, shortages of material or labor, breakdown or damage to machinery or equipment, accidents, any law or governmental order or other regulations or action taken by a governmental entity, or default of any third party suppliers or provider of services or products, or any causes not within the Company’s control.

LEASES

The Company recognizes and measures its leases in accordance with FASB ASC 842, Leases. The Company is a lessee in a non-cancellable operating lease for office space. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and a right-of-use (ROU) asset at the commencement date. The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate if it is readily determinable or otherwise the Company uses its incremental borrowing rate. The implicit rates of the Company's lease are not readily determinable and accordingly, the Company uses its incremental borrowing rate based on the information available at the commencement date for all leases. The Company’s incremental borrowing rate for a lease is the 6% interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The ROU asset is subsequently measured throughout the lease term at the remaining amount (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. Lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected, for all underlying classes of assets, not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement, and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes the lease cost associated with its short-term leases on a straight-line basis over the lease term.

Under the available practical expedient, we account for the lease and non-lease components as a single lease component for all classes of underlying assets as both a lessee and lessor. Further, we elected a short-term lease exception policy on all classes of underlying assets, permitting us to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-26

Note 3 – Acquisition of Nora Pharma Inc.

On October 20, 2022, the Company acquired all of the issued and outstanding shares of Nora Pharma Inc. (“Nora Pharma), a Canadian privately held pharmaceutical company. The purchase price for the shares was $18,860,637 which was paid in cash ($14,346,637) and by the issuance of 1,850 shares of the Company’s common stock valued at $4,514,000 or $2,440 per share on the acquisition date. Nora Pharma sells generic pharmaceutical products in Canada. Nora Pharma’s operations are authorized by a Drug Establishment License issued by Health Canada.

The following table summarizes the allocation of the purchase price as of October 20, 2022, the acquisition date using Nora Pharma’s balance sheet assets and liabilities:

Accounts receivable	$1,358,121
Inventory	3,181,916
Intangible assets	659,571
Equipment & furniture	210,503
Other assets	1,105,093
Total assets	6,515,204
Liabilities assumed	(5,981,286)
Net assets	533,918
Goodwill	18,326,719
Total Consideration	$18,860,637

The value of the 1,850 common shares issued as part of the consideration paid for Nora Pharma was determined based on the closing market price of the Company’s common shares on the acquisition date, October 20, 2022 ($2,440 per share).

As part of the consideration paid for Nora Pharma, the Company agreed to a $5,000,000 CAD ($3,632,000 USD) earnout amount payable to Mr. Malek Chamoun, the seller of Nora Pharma. The earnout is payable in the form of twenty (20) payments of $250,000 CAD for every $1,000,000 CAD increase in gross sales (as defined in the Purchase Agreement) above Nora Pharma’s June 30, 2022 gross sales, provided that his employment with the Company is not terminated pursuant to the Company’s employment agreement with him. The total earnout amount of $3,632,000 has been recorded as a salary payable. During the twelve-month period ended December 31, 2023, the Company paid an earn-out amount of $1,084,169 leaving a balance earn-out to be paid of $2,547,831 at December 31, 2023.

Note 4 – Goodwill

The Company acquired Nora Pharma on October 20, 2022. Allocation of the purchase price per ASC 805-20-25-1 yielded a goodwill amount of $18,326,719. The Company’s used a discounted cash flow model which requires estimating future cash flows expected to be generated from the acquired entity, discounted to their present value using a risk-adjusted discount rate and terminal values.

Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Management determined that there are inherent uncertainties related to these factors as well as significant risks to cash flows due to ongoing geopolitical and geo-economics conflicts, making the discounted cash flow model unreliable.

F-27

The following table presents the changes in the carrying amount of goodwill of the Company as of December 31, 2022 and 2023. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the acquisition, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the acquisition. The Company had no goodwill on its balance sheet prior to the acquisition:

Balance as of December 31, 2021	$–
Acquisition of Nora Pharma (October 20, 2022)	18,326,719
Impairment	(18,326,719)
Balance as of December 31, 2022	–
Additions in 2023	–
Balance as of December 31, 2023	$–

Note 5 – Intangible Assets

Intangible assets, net, consisted of the following at December 31, 2022 and 2023:

Balance as of December 31, 2021	$–
Finite-Lived intangible assets	659,571
Dossier fee additions	121,807
Balance at December 31, 2022	781,378
Less accumulated amortization	(4,522)
Finite-lived intangible assets, net at December 31, 2022	$776,856

Balance as of December 31, 2022	$776,856
Dossier fee additions	710,372
Balance at December 31, 2023	1,487,228
Less accumulated amortization	(42,969)
Finite-lived intangible assets, net at December 31, 2023	$1,444,259

As of December 31, 2023, the estimated amortization expense of the Company’s intangible assets for each of the next five years is as follows:

2024	$59,745
2025	59,745
2026	58,541
2027	19,041
2028	9,985

F-28

Note 6 – Plant, Property and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment begins in the month when the asset is placed into service and is provided using the straight-line method for financial reporting purposes at rates based on the estimated useful lives of the assets. Estimated useful lives range from three to twenty years. Property, plant and equipment consist of the following:

	Year Ended December 31,
	2023	2022
Equipment	$171,859	$162,534
Computer equipment	7,368	16,418
Furniture and fixtures	34,132	33,329
Leasehold improvements	17,664	–
Vehicles	324,841	265,774
Total	555,864	478,055
Less: Accumulated depreciation	(189,996)	(83,806)
Plant, property and equipment, net	$365,868	$394,249

Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $110,701 and $20,641, respectively.

Note 7 – Reverse Stock Splits

Effective February 9, 2022, the Company completed a 1 for 200 reverse split of its common stock. The Company had previously completed two 20 to 1 reverse stock splits, one in 2019 and the other in 2020. Effective April 17, 2024 and August 8, 2024, the Company completed 1-for-100 and 1-for-20 reverse splits of its common stock, respectively. The Company’s financial statements included in this report reflect all five (5) reverse stock splits on a retroactive basis for all periods presented and for all references to common stock, unless specifically stated otherwise.

Note 8 – Capital Stock

The Company’s authorized capital is comprised of 3,000,000,000 shares of common stock, par value $0.001, and 30,000,000 shares of preferred stock, $0.10 par value. As of September 30, 2024, the Company had authorized 1,000,000 shares of Series B Preferred Stock. The Series B Preferred Stock is non-convertible and non-redeemable. It has a liquidation preference equal to the stated value of $0.10 per share, relative to the common stock and gives the holder the right to 1,000 votes per share. As of September 30, 2024, 130,000 shares of Series B Preferred Stock were outstanding and held by the Company’s Chief Executive Officer.

On February 17, 2022, the Company completed a public offering and received net proceeds of $6,833,071 from the offering. Pursuant to the public offering, the Company issued and sold an aggregate of 941 shares of common stock and 20,051 warrants to purchase shares of common stock (the “Tradeable Warrants”).

On October 12, 2023, the Company held a special meeting of the holders of the outstanding Tradeable Warrants in which the holders of the majority of the outstanding Tradeable Warrants approved an amendment to the Warrant Agent Agreement to eliminate the provision that prohibited the Company’s CEO from exercising his voting rights under the Series B Preferred Stock, as well as to lower the exercise price of the Tradeable Warrants from $4,440 to $220. The Company entered into the amendment to the Warrant Agent Agreement on October 18, 2023.

F-29

On March 14, 2022, the Company completed a private placement and received net proceeds of $6,781,199. In connection with this private placement, the Company issued (i) 1,150 shares of its common stock together with investor warrants (“Investor Warrants”) to purchase up to 1,150 shares of common stock, and (ii) 651 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with Investor Warrants to purchase up to 6,511 shares of common stock. Each share of common stock and accompanying Investor Warrant was sold together at a combined offering price of $4,440 and each Pre-Funded Warrant and accompanying Investor Warrant were sold together at a combined offering price of $4,438. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and could be exercised at any time until all of the Pre-Funded Warrants were exercised in full. The Investor Warrants have an exercise price of $4,440 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On April 28, 2022, the Company completed another private placement and received net proceeds of $16,752,915. In connection with this private placement, the Company issued (i) 1,236 shares of its common stock together with warrants (“April Warrants”) to purchase up to 2,472 shares of common stock, and (ii) 1,195 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with April Warrants to purchase up to 2,390 shares of common stock. Each share of common stock and accompanying two April Warrants were sold together at a combined offering price of $8,020 and each Pre-Funded Warrant and accompanying two April Warrants were sold together at a combined offering price of $8,018. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The April Warrants have an exercise price of $7,520 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On October 20, 2022, the Company issued 1,850 shares of common stock as part of the acquisition of Nora Pharma. These shares were valued at $4,514,000, or $2,440 per share.

On January 19, 2023, the Company announced a stock repurchase program of up to $2 million (“Stock Repurchase Program”). During the six months ended June 30, 2023, the Company repurchased a total of 2,228 shares of common stock at an average price of $2,274.20 per share for a total cost of $506,822. The 2,228 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 11,292 to 9,064.

On May 16, 2023, the Company completed a private placement pursuant to a securities purchase agreement with an institutional investor for gross proceeds of approximately $5 million, before deducting fees to the placement agent and other offering expenses payable by the Company. The net proceeds received by the Company were $4,089,218. In connection with the private placement, the Company issued (i) 1,225 shares of common stock, (ii) 1,751 pre-funded warrants (the “May Pre-Funded Warrants”), and (iii) investor warrants (the “May Warrants”) to purchase up to 5,952 shares of common stock. Each share of common stock and accompanying two May Warrants were sold together at a combined offering price of $1,680 and each May Pre-Funded Warrant and accompanying two May Warrants were sold together at a combined offering price of $1,678. The May Pre-Funded Warrants are immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the May Pre-Funded Warrants are exercised in full. The May Warrants have an exercise price of $1,180 per share (subject to adjustment as set forth therein), are exercisable upon issuance and will expire five and a half years from the date of issuance.

In 2022 and 2023, the Company issued a total of 5,396 shares of common stock in connection with warrant exercises for aggregate net proceeds of $13,196,681.

In July 2023, the Company repurchased a total of 34 shares of common stock under the Stock Repurchase Program announced on January 19, 2023, at an average price of $1,009.20 per share for a total cost of $34,321. In October 2023, the 34 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 12,873 to 12,839.

F-30

On November 16, 2023, the Company issued 1,173 shares of common stock and received net proceeds of $2,346 in connection with the exercise of all 1,173 remaining May Pre-Funded Warrants at an exercise price of $2.00 per share.

On February 8, 2024, the Company issued 20,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On February 15, 2024, the Company completed an underwritten public offering and in connection therewith it issued an aggregate of 35,714 shares of common stock, of which 22,500 shares were issued in connection with pre-funded warrant exercises.

On March 4, 2024, the Company issued 100,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On April 17, 2024, the Company completed a 1-for-100 reverse split of its common stock.

In April and May 2024, the Company issued 1,120,784 shares of common stock in connection with the cashless exercise of all of the Series A Warrants and received $0 in net proceeds.

On August 16, 2024, the Company issued 150,285 shares of common stock in connection with the rounding up of fractional shares following the reverse stock splits of April 17, 2024 and August 8, 2024.

In August and September 2024, the Company issued 678,865 shares of common stock in connection with the exercise of 678,865 Series B Warrants and received aggregate net proceed of $1,892,608.

As of September 30, 2024 and December 31, 2023, the Company had a total of 1,999,660 and 14,012 shares of common stock issued and outstanding, respectively.

The Company has declared no dividends since inception.

Note 9 – Warrants

The Company accounts for issued warrants either as a liability or equity in accordance with ASC 480-10 or ASC 815-40. Under ASC 480-10, warrants are considered a liability if they are mandatorily redeemable and they require settlement in cash, other assets, or a variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Company considers the requirements of ASC 815-40 to determine whether the warrants should be classified as a liability or as equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP standard. Equity-classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

F-31

In 2022, 2023, and during the nine months ended September 30, 2024, the Company completed five (5) financing events, and in connection therewith, it issued warrants as follows:

Type	Number	Exercise Price	Expiry Date
2022 Pre-Funded Warrants	1,846	$2.00	Unlimited
Tradeable Warrants	2,051	$4,440.00	February 2027
Investor Warrants	1,801	$4,440.00	March 2027
April Warrants	4,862	$7,520.00	April 2027
May Pre-Funded Warrants	1,751	$2.00	Unlimited
May Investor Warrants	5,952	$1,180.00	November 2028
2024 Pre-Funded Warrants	22,500	$2.00	Unlimited
Series A Warrants	3,986*	$4,200.00*	August 2026
Series B Warrants	7,973*	$4,760.00*	February 2029

*	Subject to adjustments per the Series A and Series B Warrant Agreements.

As of September 30, 2024, all of the 2022 Pre-Funded Warrants, all of the May Pre-Funded Warrants, all of the 2024 Pre-Funded Warrants, a total of 1,569 Tradeable Warrants, 1,401 Investor Warrants, all of the Series A Warrants, and 678,865 Series B Warrants were exercised resulting in aggregate net proceeds of $15,134,289 received by the Company.

On February 11, 2024, the Company redeemed all of the April Warrants and all of the May Investor Warrants for an aggregate purchase price of $3,139,651.

The Company’s outstanding warrants as of September 30, 2024 consisted of the following:

Type	Number	Exercise Price	Expiry Date
Tradeable Warrants	481	$220.00	February 2027
Investor Warrants	400	$4,440.00	March 2027
Series B Warrants	12,934,062*	$2.7879*	February 2029

*	As adjusted and subject to further adjustments per the Series B Warrant Agreements.

Note 10 – Earnings Per Share

The following table sets forth the computation of basic and diluted net income per share for the years ended December 31:

	2023	2022
Net gain (loss) attributable to common stock	$(4,506,044)	$(26,744,440)
Basic weighted average outstanding shares of common stock	12,825	7,590
Dilutive common share equivalents	–	–
Dilutive weighted average outstanding shares of common stock	12,825	7,590
Net gain (loss) per share attributable to common stock	$(351.36)	$(3,523.44)

F-32

Note 11 – Income Taxes

The components of the provision for income taxes were as follows:

Current:
Federal	$–
State	50
Foreign	379,246
379,296
Deferred:
Federal	–
State	–
Foreign	15,870
15,870
Total	$395,166

The Company’s effective tax rate differs from the federal statutory rate as follows:

Pre-Tax Book Income	$(826,953)	$20.14%
State Taxes	50	0.00%
Permanent Adjustments	56,812	-1.38%
Change in Valuation Allowance	860,705	-20.96%
Foreign Tax Rate Differential	–	0.00%
Rate Change	167,676	-4.08%
Provision to Return Adjustments	67,144	-1.63%
Other	69,732	-1.70%
Total	$395,166	$-9.62%

The components of the net deferred tax assets and liabilitie were as follows:

Deferred Tax Assets:
Net Operating Loss, Credits and Carryforwards	$5,277,829
Fixed Assets	–
Intangibles	641,800
Research and Development	25,327
Other DTA	454,890
Lease Liability	174,292
Valuation Allowance	(6,397,374)
Deferred Tax Assets	176,764
Deferred Tax Liabilities:
Fixed Assets	(54,095)
Intangibles	–
Right-of-Use Asset	(171,396)
Deferred Tax Liabilities	(225,491)
Net Deferred Tax Liability	$(48,727)

F-33

Note 12 – Leases

The Company has obligations as a lessee for office space with initial non-cancellable terms in excess of one year. The Company classified the lease as an operating lease. The lease contains a renewal option for a period of five years. Because the Company is certain to exercise the renewal option, the optional period is included in determining the lease term, and associated payments under the renewal option are included in the lease payments. The Company’s lease does not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contract include fixed payments plus a variable Payment. The Company’s office space lease requires it to make variable payments for the Company’s proportionate share of building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine lease liability and are recognized as variable costs when incurred.

Amounts reported on the balance sheet as of December 31, 2023 were as follows:

Operating lease ROU asset	$646,779
Operating Lease liability - Short-term	$118,670
Operating lease liability - Long-term	$539,035
Remaining lease term	6 years
Discount rate	6%

Amounts disclosed for ROU assets obtained in exchange for lease obligations and reductions of ROU assets resulting from reductions of lease obligations include amounts reduced from the carrying amount of ROU assets resulting from deferred rent.

Maturities of lease liabilities under non-cancellable operating leases at December 31, 2023 are as follows:

2024	$118,670
2025	$118,862
2026	$112,582
2027	$106,042
2028	$99,881
Thereafter	$101,667

Note 13 – Management and Director Compensation

The Company paid its officers cash compensation totaling $1,515,000 and $1,785,000 for the years ended December 31, 2023 and 2022, respectively. Of these amounts attributable to the Company’s CEO, $0 and $60,000, respectively was paid to Advanomics Corporation, a company controlled by the CEO of the Company.

The Company paid its directors cash compensation totaling $400,000 and $300,000 for the years ended December 31, 2023 and 2022, respectively.

F-34

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Nasdaq listing fee, and the FINRA filing fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$10,015
FINRA filing fee	10,678
Legal fees and expenses	450,000
Accounting fees and expenses	20,000
Miscellaneous expenses	10,000
Expense reimbursement to underwriter	150,000
Total	$650,693

Item 14. Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act (the “CBCA”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the CBCA, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

Section 7-109-102(1) of the CBCA permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA limits the indemnification that a corporation may provide to its directors in two key respects.  A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. Sections 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

II-1

Item 15. Recent Sales of Unregistered Securities.

On December 20, 2021, the Company issued 7 shares of common stock upon conversion of $1,361,000 in convertible debt.

On March 10, 2022, the Company entered into a securities purchase agreement with certain accredited investors for a private placement for the Company’s common stock or pre-funded warrants and warrants exercisable for common stock. Pursuant to the purchase agreement, the Company sold (i) 1,151 shares of its common stock together with warrants to purchase up to 1,151 shares of common stock, and (ii) 651 pre-funded warrants with each pre-funded warrant exercisable for one share of common stock, together with warrants to purchase up to 651 shares of common stock. Each share of common stock and accompanying warrant were sold together at a combined offering price of $4,440, and each pre-funded warrant and accompanying warrant were sold together at a combined offering price of $4,438. The pre-funded warrants were immediately exercisable, at a nominal exercise price of $2.00, and could be exercised at any time until all of the pre-funded warrants were exercised in full. The warrants had an initial exercise price of $4,440 per share, were exercisable upon issuance and will expire five years from the date of issuance. Aegis Capital Corp. acted as the placement agent in connection with the private placement. Aegis was paid a commission equal to 10% of the gross proceeds received by the Company in the private placement and 2% of the gross proceeds as a non-accountable expense allowance. The Company paid Aegis $100,000 for fees and expenses including attorney fees.

On April 25, 2022, the Company entered into a securities purchase agreement with certain accredited investors for a private placement for the Company’s common stock or pre-funded warrants, and warrants exercisable for common stock. Pursuant to the purchase agreement, the Company sold (i) 1,236 shares of its common stock, (ii) warrants to purchase up to 4,863 shares of common stock, and (iii) 1,195 pre-Funded warrants with each pre-funded warrant exercisable for one share of common stock. Each share of common stock and accompanying warrants were sold together at a combined offering price of $8,020, and each pre-funded warrant and accompanying two warrants were sold together at a combined offering price of $8,018. The pre-funded warrants were immediately exercisable, at a nominal exercise price of $2.00, could be exercised at any time until all of the pre-funded warrants were exercised in full. The warrants had an initial exercise price of $7,520 per share (subject to adjustment as set forth therein), were exercisable upon issuance and will expire five years from the date of issuance.

Aegis acted as the placement agent in connection with the private placement and was paid a commission equal to 10% of the gross proceeds received by the Company, and a non-accountable expense allowance equal to 2% of the gross proceeds, and will receive 5% of the proceeds from any exercise of warrants, payable on exercise.

During the three months ended June 30, 2022, the Company issued 1,401 shares of common stock upon exercise of warrants with an exercise price of $4,440, and 1,846 shares of common stock upon exercise of pre-funded warrants with an exercise price of $2.00.

Effective October 20, 2022, the Company entered into a share purchase agreement with Malek Chamoun and Nora Pharma, wherein the Company acquired all of the issued and outstanding shares of Nora Pharma in consideration of a purchase price of $30,000,000 CAD (approximately $21,900,000 USD), which was paid as follows: (a) $5,000,000 CAD (approximately $3,650,000 USD) by issuance of 1,850 shares of the Company’s common stock; (b) $20,000,000 CAD (approximately $14,600,000 USD) in cash, which was subject to customary adjustments in accordance with the Purchase Agreement; and (c) 5,000,000 CAD (approximately $3,650,000 USD) in the form of earn-out payable to Mr. Chamoun once earned in a maximum of twenty (20) payments of $250,000 CAD for every $1,000,000 CAD increase in gross sales (as defined in the Purchase Agreement) above Nora Pharma’s June 30, 2022 gross sales, provided that his employment with the Company is not terminated pursuant to the Company’s employment agreement with him.

On May 12, 2023, the Company entered into a securities purchase agreement with a certain accredited investor for a private placement for the Company’s common stock, pre-funded warrants, each exercisable to purchase one share of common stock, and warrants, each exercisable to purchase one share of common stock. Pursuant to the purchase agreement, the Company sold (i) 1,225 shares of its common stock, (ii) warrants to purchase up to 5,952 shares of common stock, and (iii) 1,751 pre-funded warrants. Each share of common stock and accompanying two warrants were sold together at a combined offering price of $1,680, and each pre-funded warrant and accompanying two warrants were sold together at a combined offering price of $1,678. The pre-funded warrants were immediately exercisable, at a nominal exercise price of $2.00, and could be exercised at any time until all of the pre-funded warrants were exercised in full. The warrants have an initial exercise price of $1,180 per share (subject to adjustment as set forth therein), are exercisable upon issuance and will expire five and a half years from the date of issuance.

II-2

Aegis acted as the placement agent in connection with the private placement and was paid a commission equal to 10% of the gross proceeds received by the Company, and a non-accountable expense allowance equal to 2% of the gross proceeds, and will receive 10% of the proceeds from any exercise of warrants, payable on exercise.

On March 4, 2024, the Company sold 100,000 shares of the Company’s Series B Preferred Stock to the Company’s Chief Executive Officer, Dr. Steve Slilaty, for $10,000

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

1.1	Form of Underwriting Agreement (previously filed)
3.1	Articles of Incorporation (2)
3.2	Certificate of Amendment to Articles of Incorporation filed November 2, 2009 (3)
3.3	Statement of Share and Equity Capital Exchange (4)
3.4	Articles of Amendment to Articles of Incorporation filed July 13, 2010 (4)
3.5	Articles of Amendment to Articles of Incorporation filed May 27, 2015 (5)
3.6	Articles of Amendment to Articles of Incorporation (6)
3.7	Articles of Amendment to Articles of Incorporation (7)
3.8	Articles of Amendment to Articles of Incorporation (25)
3.9	Articles of Amendment to Articles of Incorporation (26)
3.10	Certificate of Correction (filed herewith)
3.11	Bylaws (14)
4.1	Description of Registrant’s Securities (16)
5.1	Opinion of Andrew I. Telsey, P.C. (previously filed)
5.2	Opinion of Sichenzia Ross Ference Carmel LLP (previously filed)
10.1	Patent Purchase Agreement with Advanomics Corporation (8)
10.2	Second Patent Purchase Agreement with Advanomics Corporation (9)
10.3	Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated October 8, 2016, including Secured Convertible Promissory Note (10)
10.4	Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated December 28, 2016, including Secured Convertible Promissory Note (10)
10.5	Form of Warrant, dated February 17, 2022 (1)
10.6	Warrant Agent Agreement between the Company and Equiniti , dated February 17, 2022 (1)
10.7	Sponsored Research Agreement, dated October 6, 2020, between the Company and the University of Georgia Research Foundation, Inc. (11) *
10.8	Research Agreement between the Company and Arizona Board of Regents on behalf of the University of Arizona (12)
10.9	Form of Warrant, dated March 14, 2022 (15)
10.10	Form of Amendment to Warrant, dated March 24, 2022 (17)
10.11	Amended Employment Agreement, dated October 21, 2024 between Sunshine Biopharma, Inc. and Dr. Steve Slilaty (18)
10.12	Employment Agreement, dated October 21, 2024, between the Company and Camille Sebaaly (18)
10.13	Employment Agreement, dated October 21, 2024, between the Company and Dr. Abderrazzak Merzouki (18)
10.14	Share Purchase Agreement between Sunshine Biopharma, Inc., Malek Chamoun and Nora Pharma Inc. (19)
10.15	Employment Agreement between Sunshine Biopharma, Inc., Nora Pharma Inc. and Malek Chamoun (19)
10.16	License Agreement between the Company and the University of Arizona (20) **
10.17	Amendment No. 1 to Warrant Agent Agreement, dated October 18, 2023 (21)

II-3

10.18	2023 Equity Incentive Plan (22)
10.19	Form of Warrant Agency Agreement for this offering (previously filed)
10.20	Form of Series B Warrant (23)
14.1	Code of Ethics (13)
21	Subsidiaries (24)
23.1	Consent of Bush & Associates CPA LLC (filed herewith)
23.2	Consent of Andrew I. Telsey, P.C. (included in Exhibit 5.1 and previously filed)
23.3	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2 and previously filed)
107	Fee Table (previously filed)
EX-101	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
EX-104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).

_______________________

*	Portions of the exhibit have been omitted.

(1)	Incorporated by reference to 8-K filed with the SEC on February 17, 2022
(2)	Incorporated by reference to SB-2 filed with the SEC on October 19, 2007.
(3)	Incorporated by reference to 8-K filed with the SEC on November 6, 2009.
(4)	Incorporated by reference to 10-Q filed with the SEC on August 4, 2010.
(5)	Incorporated by reference to 8-K filed with the SEC on June 1, 2015.
(6)	Incorporated by reference to 8-K filed with the SEC on June 24, 2020.
(7)	Incorporated by reference to 8-K filed February 9, 2022.
(8)	Incorporated by reference to 8-K filed with the SEC on October 9, 2015.
(9)	Incorporated by reference to 8-K filed with the SEC on December 28, 2015.
(10)	Incorporated by reference to 8-K filed with the SEC on March 14, 2016.
(11)	Incorporated by reference to S-1/A filed with the SEC on January 24, 2022.
(12)	Incorporated by reference to 8-K filed with the SEC on February 25, 2022.
(13)	Incorporated by reference to 10-K filed with the SEC on May 1, 2020.
(14)	Incorporated by reference to 8-K filed with the SEC on April 19, 2023.
(15)	Incorporated by reference to 8-K filed with the SEC on March 15, 2022.
(16)	Incorporated by reference to 10-K filed with the SEC on March 21, 2022.
(17)	Incorporated by reference to 8-K filed with the SEC on March 24, 2022.
(18)	Incorporated by reference to 8-K filed with the SEC on October 23, 2024.
(19)	Incorporated by reference to 8-K filed with the SEC on October 20, 2022.
(20)	Incorporated by reference to 8-K filed with the SEC on February 28, 2023.
(21)	Incorporated by reference to 8-K filed with the SEC on October 20, 2023.
(22)	Incorporated by reference to S-8 filed with the SEC on January 8, 2024.
(23)	Incorporated by reference to 8-K filed with the SEC on February 15, 2024.
(24)	Incorporated by reference to 10-K filed with the SEC on March 28, 2024.
(25)	Incorporated by reference to 8-K filed with the April 23, 2024.
(26)	Incorporated by reference to 8-K filed with the August 12, 2024.

(b) Financial statement schedule.

None.

II-4

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-5

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on November 6, 2024.

SUNSHINE BIOPHARMA, INC.

By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Steve N. Slilaty	Chief Executive Officer and Director	November 6, 2024
Dr. Steve N. Slilaty	(Principal Executive Officer)

/s/ Camille Sebaaly	Chief Financial Officer	November 6, 2024
Camille Sebaaly	(Principal Financial and Accounting Officer)

/s/ Dr. Abderrazzak Merzouki	Director	November 6, 2024
Dr. Abderrazzak Merzouki

/s/ David Natan	Director	November 6, 2024
David Natan

/s/ Dr. Andrew Keller	Director	November 6, 2024
Dr. Andrew Keller

/s/ Dr. Rabi Kiderchah	Director	November 6, 2024
Dr. Rabi Kiderchah

II-7